Exhibit 10.1

UR.Nr. 1069 für 2007 K Verhandelt zu Köln am 19. Oktober 2007. Vor dem unterzeichnenden Notar Dr. Jürgen Kallrath mit dem Amtssitz in Köln erschienen:	Roll of Documents No. 1069 for 2007 K Negotiated at Cologne on 19. October 2007. In presence of the undersigned Notary Dr. Jürgen Kallrath with his office in Cologne appeared:

1. Herr Mario Alfons Diwersy, [omitted]	1. Mr. Mario Alfons Diwersy, [omitted]

hier handelnd	acting

a) im eigenen Namen	a) in his own name

b) für die SyynX WebSolutions GmbH mit dem Sitz in Schiffweiler, eingetragen im Handelsregister des Amtsgerichts Saarbrücken unter HRB 14972, Geschäftsanschrift: Heiligenwalder Straße 114, 66578 Schiffweiler, als deren einzelvertretungsberechtigter und von den Beschränkungen des § 181 BGB befreiter Geschäftsführer,

b) on behalf of SyynX WebSolutions GmbH, with registered office in Schiffweiler, registered with the commercial register of the local court of Saarbrücken under HRB 14972, Business address: Heiligenwalder Straße 114, 66578 Schiffweiler, Germany, in his capacity as Managing Director with sole power of representation and being released from the restrictions stipulated by Section 181 German Civil Code (BGB)

c) für Herrn Martin Schmidt, [omitted], geschäftsansässig Heiligenwalder Straße 114, 66578 Schiffweiler, aufgrund inKopie vorliegender Vollmacht vom 19.10.2007, das Original nachzureichen versprechend,

c) on behalf of Mr. Martin Schmidt, [omitted], with business address at Heiligenwalder Straße 114, 66578 Schiffweiler, Germany, by virtue of a power of attorney dated 19.10.2007, a copy of which was available, promising to deliver the original,

d) für Frau Dorothea Porn, wohnhaft [omitted], aufgrund dieser Urkunde im Original beigefügten Untervollmacht vom 12.10.2007, und in Kopie vorliegender Vollmacht vom 9.10.2007, das Original der Vollmacht nachzureichen versprechend,

d) on behalf of Ms. Dorothea Porn, resident at [omitted], by virtue of a sub-power of attorney dated 12.10.2007, the original of which is attached to this deed and a power of attorney dated 9.10.2007, a copy of which was available, promising to deliver the original,

2. Herr Christian Herzog, [omitted], wohnhaft [omitted],	2. Mr. Christian Herzog, [omitted], resident at [omitted],

hier handelnd	acting

a) im eigenen Namen	a) in his own name

b) für die SyynX Solutions GmbH mit dem Sitz in Köln, eingetragen im Handelsregister des Amtsgerichts Köln unter HRB 55051, Geschäftsanschrift: Nattermannallee 1, 50829 Köln, als deren einzelvertretungsberechtigter und von den Beschränkungen des § 181 BGB befreiter Geschäftsführer,

b) on behalf of SyynX Solutions GmbH, with registered office in Cologne, registered with the commercial register of the local court of Cologne under HRB 55051, Business address: Nattermannallee 1, 50829 Cologne, Germany, in his capacity as Managing Director with sole power of representation and being released from the restrictions stipulated by Section 181 German Civil Code (BGB)

3. Dr. Wolfgang König, [omitted], geschäftsansässig GÖRG Rechtsanwälte, Sachsenring 81, 50677 Köln, hier handelnd nicht im eigenen Namen, sondern aufgrund dieser Urkunde im Original beigefügten Vollmacht vom 10./15.10.2007 für die Collexis Holdings, Inc., Geschäftsanschrift: 1201 Main Street, Suite 980, Columbia, SC 20101, USA,

3. Dr. Wolfgang König, [omitted], with business address at Sachsenring 81, 50677 Cologne, acting not in his own name but on behalf of Collexis Holdings, Inc., place of business: 1201 Main Street, Suite 980, Columbia, SC 20101, United States of America by virtue of a power of attorney dated 10./15.10.2007, the original of which is attached to this deed.

- nachfolgend auch Collexis genannt -.	- hereinafter “Collexis”

Der Erschienene zu 1. und 2. wiesen sich aus durch Personalausweis. Der Erschienene zu 3. ist dem Notar von Person bekannt.	The persons appeared sub 1 and sub 2 identified themselves by identity cards. The person appeared sub 3 is personally known to the notary.

Aufgrund Einsichtnahme in das elektronische Handelsregister des Amtsgerichts Saarbrücken vom 10. Oktober 2007 bescheinige ich, dass der Erschienene zu 1. einzelvertretungsberechtigter Geschäftsführer der SyynX WebSolutions GmbH, Schiffweiler, ist und von den Beschränkungen des § 181 BGB befreit ist.	Upon inspection of the commercial register of the local court of Saarbrücken of 10 October 2007 the notary certifies that the person appeared sub 1 is empowered to solely represent SyynX WebSolutions GmbH, Schiffweiler, as managing director and is exempted from the restrictions stipulated by Section 181 German Civil Code (BGB)

Aufgrund Einsichtnahme in das elektronische Handelsregister des Amtsgerichts Köln vom 10. Oktober 2007 bescheinige ich, dass der Erschienene zu 2. einzelvertretungsberechtigter Geschäftsführer der SyynX Solutions GmbH, Köln, ist und von den Beschränkungen des § 181 BGB befreit ist.	Upon inspection of the commercial register of the local court of Cologne of 10 October 2007 the notary certifies that the person appeared sub 2 is empowered to solely represent SyynX Solutions GmbH, Cologne, as managing director and is exempted from the restrictions stipulated by Section 181 German Civil Code (BGB)

Der Erschienene zu 3. überreicht eine Bescheinigung des Sekretärs der Collexis Holdings, Inc., eine Gründungsbescheinigung und eine Existenzbescheinigung bezüglich der Collexis Holdings, Inc., beides versehen mit Apostille gemäß dem Hager Abkommen. Die vorbezeichneten Dokumente sind dieser Urkunde beigefügt.
The person appeared sub 3 presented a certified certificate of the company´s secretary of Collexis Holdings, Inc., a certificate of incorporation and a certificate of good standing with regard to Collexis Holdings, Inc., each with the Apostille according to the Hague convention affixed thereto. The aforementioned documents are attached to this deed.

Der Notar, der der englischen Sprache mächtig ist, erklärt, dass auch die Erschienenen der englischen Sprache mächtig sind.	The notary who is in sufficient command of the English language verified that the persons appeared are in sufficient command of the English language.

Die Erschienenen, handelnd wie angegeben, erklärten folgenden:	The persons appeared, acting as stated above, requested the notarisation of the following:

Anteilskaufvertrag	Share Purchase Agreement on the sale of the shares in SyynX Solutions GmbH

zwischen	Between

SyynX WebSolutions GmbH, vertreten durch den einzelvertretungsberechtigten und von den Beschränkungen des § 181 BGB befreiten Geschäftsführer Mario Diwersy, geschäftsansässig Heiligenwalder Straße 114, 66578 Schiffweiler, Deutschland,	SyynX WebSolutions GmbH, represented by its Managing Director with sole power of representation, Mario Diwersy, who is released from the restrictions stipulated by Section 181 German Civil Code (BGB), place of business: Heiligenwalder Straße 114, 66578 Schiffweiler, Germany,

Herrn Christian Herzog, wohnhaft [omitted]	Mr. Christian Herzog, resident at [omitted]

Frau Dorothea Porn, wohnhaft [omitted]	Ms. Dorothea Porn, resident at [omitted]

- im Folgenden gemeinsam als „Verkäufer“ bezeichnet -	- referred to collectively as “Sellers“ in the fol-lowing -

und	and

Collexis Holdings, Inc., geschäftsansässig 1201 Main Street, Suite 980, Columbia, SC 20101, Vereinigte Staaten von Amerika,	Collexis Holdings, Inc., place of business: 1201 Main Street, Suite 980, Columbia, SC 20101, United States of America,

- im Folgenden als „Collexis“ bezeichnet -	- referred to as “Collexis“ in the following -

- die Verkäufer und Collexis werden im Folgenden gemeinsam als die „Parteien“ bezeichnet -	- the Sellers and Collexis hereinafter also referred to as the “Parties” -

und als weitere Beteiligte:	as further involved persons:

Herr Mario Alfons Diwersy, wohnhaft [omitted]	Mr. Mario Alfons Diwersy, having his residence in [omitted]

Herr Martin Schmidt, wohnhaft [omitted]	Mr. Martin Schmidt, having his residence in [omitted]

SyynX Solutions GmbH, vertreten durch den einzelvertretungsberechtigten und von den Beschränkungen des § 181 BGB befreiten Geschäftsführer Christian Herzog, geschäftsansässig: BioCampus Cologne, Nattermannallee 1, 50829 Köln.	SyynX Solutions GmbH, represented by its Managing Director with sole power of representation, Christian Herzog, who is released from the restrictions stipulated by Section 181 German Civil Code (BGB), place of business: BioCampus Cologne, Nattermannallee 1, 50829 Cologne.

0. Vorbemerkung	0. Preamble

Die Verkäufer sind die alleinigen Gesellschafter der SyynX Solutions GmbH (im Folgenden „Gesellschaft“) mit Sitz in Köln, eingetragen im Handelsregister B des Amtsgerichts Köln unter der Nummer HRB 55051. Das Stammkapital der Gesellschaft beträgt 26.250,00 EUR. Davon hält die SyynX WebSolutions GmbH drei Geschäftsanteile im Nennbetrag von 16.350,00 EUR („Geschäftsanteil 1“), 1.250,00 EUR („Geschäftsanteil 2“) und 850,00 EUR („Geschäftsanteil 3“), Frau Porn zwei Geschäftsanteile im Nennbetrag von 650,00 EUR („Geschäftsanteil 4“) und 50,00 EUR („Geschäftanteil 5“) und Herr Herzog zwei Geschäftsanteile im Nennbetrag von 6.750,00 EUR („Geschäftsanteil 6“) und 350,00 EUR („Geschäftsanteil 7“). Die Geschäftsanteile 1, 2, 3, 4, 5, 6 und 7 werden im Folgenden zusammen als „Geschäftsanteile“ bezeichnet.

The Sellers are the sole shareholders in SyynX Solutions GmbH, domiciled in Cologne, entered in the Commercial Register B of the Cologne Local Court (Amtsgericht Köln) under number HRB 55051 (hereinafter referred to as the “Company”). The nominal share capital of the Company is EUR 26,250.00. Of this, SyynX WebSolutions GmbH holds three shares (Geschäftsanteile) with a nominal value of EUR 16,350.00, (“Share 1” in the following) EUR 1,250.00 (“Share 2” in the following) and EUR 850.00 (“Share 3” in the following) respectively. Ms. Porn holds two shares with a nominal value of EUR 650.00 (“Share 4” in the following) and EUR 50.00 (“Share 5” in the following) respectively, and Mr. Herzog holds two shares with a nominal value of EUR 6,750.00 (“Share 6” in the following) and EUR 350.00 (“Share 7” in the following) respectively. Shares 1, 2, 3, 4, 5, 6 and 7 are collectively referred to as the "Shares“ in the following.

Als Geschäftsführer der Gesellschaft sind bestellt die Herren Martin Schmidt, Mario Diwersy und Christian Herzog (im Folgenden zusammen die „Geschäftsführer“).	Messrs. Martin Schmidt, Mario Diwersy and Christian Herzog have been appointed as Managing Directors of the Company (together “Managing Directors” in the following).

Die Verkäufer haben mit notariellem Vertrag vom 9. Oktober 2006 (Nummer 1916 der Urkundenrolle des Notars Dr. Eberhard Klein mit Amtssitz in Saarbrücken) in einer Optionsvereinbarung (im Folgenden: „SyynX Optionsvereinbarung“) mit der Collexis B.V. (im Folgenden: „BV“), einer 95%-igen Tochtergesellschaft von Collexis, der BV das Recht eingeräumt, die an der Gesellschaft gehaltenen Geschäftsanteile zu einem Kaufpreis von 5.000.000,00 EUR und gegen Einräumung von Optionsrechten auf Collexis-Aktien (im Folgenden: „Collexis-Aktienoptionen“) zu kaufen (im Folgenden: „SyynX-Option“). Die SyynX-Option ist zeitlich befristet und kann bis zum 9. Oktober 2008 ausgeübt werden. Der Preis für die Einräumung der SyynX-Option (500.000,00 EUR) ist vollständig gezahlt worden. Aufgrund eines später zwischen BV, Collexis und den Verkäufern geschlossenen separaten Aufhebungs- und Abtretungsvertrages, der diesem Vertrag als Anlage 0 beigefügt ist, (i) haben die BV und die Verkäufer die SyynX Optionsvereinbarung aufgehoben, (ii) hat die BV auf sämtliche ihrer Rechte aus der SyynX-Option verzichtet und (iii) die BV hat zum selben Zeitpunkt ihren Anspruch auf Rückzahlung des Optionspreises an Collexis abgetreten.

With notarial agreement of 9 October 2006 (number 1916 of the Deed Roll of the Notary Public Dr. Eberhard Klein with seat of office in Saarbrücken), the Sellers entered into an option agreement (the “SyynX Option Agreement”) with Collexis B.V. (“BV”), a 95%-subsidiary of Collexis, pursuant to which BV was granted the option right to purchase the Shares (the “SyynX Option”) for a purchase price of EUR 5,000,000.00, along with the granting of the right to purchase certain shares of Collexis common stock (the “Collexis Stock Options”). The SyynX Option is limited in time and may be exercised until 9 October 2008. The price for the SyynX Option (EUR 500,000.00) has been paid in full. Pursuant to a separate cancellation and assignment agreement attached hereto as Exhibit 0 and thereafter entered into by and between BV, Collexis and the Sellers, (i) BV and the Sellers cancelled the SyynX Option Agreement, (ii) BV waived all of its rights under the SyynX Option and (iii) BV at the same time assigned its rights to a reimbursement of the option price to Collexis.

Darauf basierend vereinbaren die Verkäufer und Collexis hiermit die Aufrechnung des Anspruchs auf Rückerstattung des Optionspreises mit dem Kaufpreis wie nachfolgend beschrieben.	Based thereupon, the Sellers and Collexis, hereby, agree to set off the claim for reimbursement of the Option price against the Purchase Price as further specified hereinafter.

In diesem Vertrag wird nachfolgend auf verschiedene Anlagen verwiesen, jede mit einer anderen Bezeichnung. Diese Anlagen sind in der Bezugsurkunde (UR-Nr. 968 der Urkundsrolle für das Jahr 2007 B des Notars Dr. Richard Böhr vom 17./18./19. Oktober 2007) enthalten. Wann immer nachfolgend auf eine Anlage mit einer bestimmten Bezeichnung verwiesen wird, bezieht sich dieser Verweis jeweils auf die Anlage mit der gleichen Bezeichnung, die in der Bezugsurkunde enthalten ist. Wird z.B. auf "Anlage 3.1.11" verwiesen, bezieht sich dieser Verweis auf Anlage 3.1.11 in der Bezugsurkunde. Die Bezugsurkunde lag während der gesamten Beurkundung dieses Vertrages vor, der Inhalt der Bezugsurkunde ist den Erschienenen bekannt, und die Erschienenen stimmen allen Erklärungen zu, die von Frau Steffi Rose am 17./18./19. Oktober 2007 abgegeben wurden. Ferner verzichten die Erschienenen, nachdem sie darüber belehrt wurden, auf eine erneute Verlesung der Bezugsurkunde.	In this Agreement reference is subsequently made to various Exhibits, each under a different denotation. These Exhibits are contained in the reference deed (Deed No. 968 of the Roll of Deeds for 2007 B of the notary Dr. Richard Böhr, dated 17./18./19. October 2007). Whenever therefore, subsequently, reference is made to an Exhibit with a certain denotation, such reference is made to the reference deed containing such Exhibit with the same denotation, e.g. if reference is made to “Exhibit 3.1.11”, such reference is made to the reference deed containing Exhibit 3.1.11. The reference deed was available during the recording of this deed, the content of the reference deed is known to the persons appearing, and the persons appearing ratify all declarations made by Ms. Steffi Rose on 17./18./19. October 2007. Furthermore, upon being informed thereof, the persons appearing waive the requirement of a renewed recital to the record.

1. Verkauf und Abtretung der Geschäftsanteile	1. Sale and assignment of the Shares

1.1 Die Verkäufer verkaufen hiermit gemäß den Regelungen in diesem Vertrag die Geschäftsanteile an Collexis und treten diese an die die Abtretung annehmende Collexis ab.	1.1 Upon the terms and subject to the conditions set forth in this Agreement, the Sellers hereby sell and assign the Shares to Collexis, which accepts the sale and assignment.

1.2 Die Abtretung der Geschäftsanteile steht unter der aufschiebenden Bedingung des Eingangs der Zahlung der ersten Rate der Kaufpreise gemäß Ziffern 2.1.1, 2.2.1 und 2.3.1. Die Verkäufer werden dem Notar unmittelbar nach Eingang der Zahlung den Zahlungseingang mitteilen. Die Verkäufer bevollmächtigten hiermit Mario Diwersy, den Eingang der Zahlungen dem Notar gegenüber mitzuteilen.

1.2 The assignment of the Shares shall be subject to the suspensive condition of the receipt of the payment of the first installments of the purchase prices pursuant to Sections 2.1.1, 2.2.1 and 2.3.1. The Sellers shall notify the undersigning Notary of receipt of such payments imme-diately after the same. The Sellers hereby au-thorize Mario Diwersy to notify the undersigning Notary of the receipt of the payments.

1.3 Die Verkäufer sowie die Herren Schmidt, Diwersy und Herzog als Geschäftsführer der Gesellschaft stimmen dem Verkauf und der Abtretung der Geschäftsanteile für diese zu.	1.3 The Sellers as well as Messrs. Schmidt, Diwersy and Herzog as Managing Directors of the Company approve the sale and the assignment of the shares on behalf of the Company.

1.4 Die Geschäftsanteile werden an Collexis mit wirtschaftlicher Wirkung vom 1. Januar 2007 verkauft und übertragen, einschließlich sämtlicher damit verbundener Rechte und Pflichten, insbesondere einschließlich des Anspruchs auf nicht ausgeschüttete Gewinne. Die Verkäufer garantieren, dass (i) seit dem 31. Dezember 2006 keine Gewinnausschüttung beschlossen und/oder Dividenden ausgezahlt wurden und (ii) zwischen der Unterzeichnung dieser Vereinbarung und der Übertragung der Geschäftsanteile keine Gewinnausschüttung beschlossen und Dividenden ausgezahlt werden.
1.4 The Shares are sold and transferred to Collexis with economic effect as of January 1, 2007, including all rights and obligations pertaining thereto, in particular the right to receive all undistributed profits. The Sellers warrant (i) that since December 31, 2006, no dividends have been resolved and/or paid out and (ii) that no dividends will be resolved and/or paid out between the signing of this Agreement and the assignment of the Shares.

2. Kaufpreis	2. Purchase Price

Der Kaufpreis beträgt insgesamt 5.923.267,33 EUR. Die Parteien vereinbaren, dass der Kaufpreis wie folgt gezahlt wird:	The purchase price (the "Purchase Price") is EUR 5,923,267.33 overall. The parties agree that the Purchase Price shall be paid as follows:

2.1 Der Kaufpreis für den Geschäftsanteil 4 und den Geschäftsanteil 5 beträgt insgesamt 157.970,46 EUR in bar. Der Kaufpreis wird wie nachfolgend beschrieben gestundet. Der gestundete Teil des Kaufpreises ist 90 Tage nach Unterzeichnung dieser Vereinbarung mit 1% p.a. zu verzinsen. Die Zinsen werden entsprechend des jeweiligen Teils des Kaufpreises berechnet und fällig.

2.1. The purchase price for Share 4 and Share 5 shall be a total of EUR 157,970.46 in cash. The Buyers shall be granted a respite with regard to the Purchase Price as described hereinafter. An interest of 1% p.a., beginning 90 days after signing of this Agreement, shall be paid on the deferred parts of the Purchase Price. Interest shall be calculated proportionally based on the respective part of the Purchase Price and be due for payment correspondingly.

2.1.1 Die erste Rate beträgt 53.350,00 EUR, wobei ein Betrag in Höhe von 13.350,00 EUR hiermit gegen den Rückzahlungsanspruch von Collexis aus der SyynX Optionsvereinbarung aufgerechnet wird und der restliche Betrag von 40.000,00 EUR bis zum 31. Dezember 2007 (Zahlungseingang) in bar fällig wird.
2.1.1 The first installment shall be EUR 53,350.00, whereas an amount of EUR 13,350.00 is herewith set off against Collexis' repayment claim resulting from the SyynX Option Agreement and the further amount of EUR 40,000.00 is payable in cash until December 31, 2007 (receipt of payment).

2.1.2 Die zweite Rate beträgt 39.603,96 EUR und wird zum 1. Oktober 2008 fällig.	2.1.2 The second installment shall be EUR 39,603.96 and shall be due for payment on October 1, 2008.

2.1.3 Die dritte Rate beträgt 32.673,26 EUR und wird zum 1. Oktober 2009 fällig.	2.1.3 The third installment shall be EUR 32,673.26 and shall be due for payment on October 1, 2009.

2.1.4 Die vierte Rate beträgt 32.343,24 EUR und wird zum 1. Oktober 2010 fällig.	2.1.4 The fourth installment shall be EUR 32,343.24 and shall be due for payment on October 1, 2010.

2.2 Der Kaufpreis für den Geschäftsanteile 1, den Geschäftsanteil 2 und den Geschäftsanteil 3 beträgt 4.163.207,19 EUR. Der Kaufpreis wird wie nachfolgend beschrieben gestundet. Der gestundete Teil des Kaufpreises ist 90 Tage nach Unterzeichnung dieser Vereinbarung mit 1% p.a. zu verzinsen. Die Zinsen werden entsprechend des jeweiligen Teils des Kaufpreises berechnet und fällig.

2.2. The Purchase Price for Share 1, Share 2 and Share 3 shall be a total of EUR 4,163,207.19. The Buyers shall be granted a respite with regard to the Purchase Price as described hereinafter. An interest of 1% p.a., beginning 90 days after signing of this Agreement, shall be paid on the deferred parts of the Purchase Price. Interest shall be calculated proportionally based on the respective part of the Purchase Price and be due for payment correspondingly.

2.2.1 Die erste Rate beträgt 1.405.710,71 EUR, wobei ein Betrag von 351.425,00 EUR hiermit gegen den Rückzahlungsanspruch von Collexis aus der SyynX Optionsvereinbarung aufgerechnet wird und der restliche Betrag von 1.054.285,71 EUR bis zum 31. Dezember 2007 (Zahlungseingang) in bar fällig wird.	2.2.1 The first installment shall be EUR 1,405,710.71, whereas an amount of EUR 351,425.00 is herewith set off against Collexis' repayment claim resulting from the SyynX Option Agreement and the further amount of EUR 1,054,285.71 is payable in cash until December 31, 2007 (receipt of payment).

2.2.2 Die zweite Rate beträgt 1.043.847,24 EUR und wird zum 1. Oktober 2008 fällig.	2.2.2 The second installment shall be EUR 1,043,847.24 and shall be due for payment on October 1, 2008.

2.2.3 Die dritte Rate beträgt 861.173,98 EUR und wird zum 1. Oktober 2009 fällig.	2.2.3 The third installment shall be EUR 861,173.98 and shall be due for payment on October 1, 2009.

2.2.4 Die vierte Rate beträgt 852.475,26 EUR und wird zum 1. Oktober 2010 fällig.	2.2.4 The fourth installment shall be EUR 852,475.26 and shall be due for payment on October 1, 2010.

2.3 Der Kaufpreis für den Geschäftsanteile 6 und den Geschäftsanteil 7 beträgt insgesamt 1.602.089,68 EUR. Der Kaufpreis wird wie nachfolgend beschrieben gestundet. Der gestundete Teil des Kaufpreises ist 90 Tage nach Unterzeichnung dieser Vereinbarung mit 1% p.a. zu verzinsen. Die Zinsen werden entsprechend des jeweiligen Teils des Kaufpreises berechnet und fällig.	2.3 The purchase price for Share 6 and Share 7 shall be a total of EUR 1,602,089.68. The Buyers shall be granted a respite with regard to the Purchase Price as described hereinafter. An interest of 1% p.a., beginning 90 days after signing of this Agreement, shall be paid on the deferred parts of the Purchase Price. Interest shall be calculated proportionally based on the respective part of the Purchase Price and be due for payment correspondingly.

2.3.1 Die erste Rate beträgt 540.939,29 EUR, wobei ein Betrag in Höhe von 135.225,00 EUR hiermit gegen den Rückzahlungsanspruch von Collexis aus der SyynX Optionsvereinbarung aufgerechnet wird und der restliche Betrag von 405.714,29 EUR bis zum 31. Dezember 2007 (Zahlungseingang) in bar fällig wird.

2.3.1 The first installment shall be EUR 540,939.29, whereas an amount of EUR 135,225.00 is herewith set off against Collexis' repayment claim resulting from the SyynX Option Agreement and the further amount of EUR 405,714.29 is payable in cash until December 31, 2007 (receipt of payment).

2.3.2 Die zweite Rate beträgt 401.697,32 EUR und wird zum 1. Oktober 2008 fällig.	2.3.2 The second installment shall be EUR 401,697.32 and shall be due for payment on October 1, 2008.

2.3.3 Die dritte Rate beträgt 331.400,27 EUR und wird zum 1. Oktober 2009 fällig.	2.3.3 The third installment shall be EUR 331,400.27 and shall be due for payment on Octo-ber 1, 2009.

2.3.4 Die vierte Rate beträgt 328.052,80 EUR und wird zum 1. Oktober 2010 fällig.	2.3.4 The fourth installment shall be EUR 328,052.80 and shall be due for payment on October 1, 2010.

2.4 Sollte Collexis übernommen werden, so wird der gesamte Kaufpreis sofort fällig. Als Übernahme gilt ein Wechsel der Mehrheitsverhältnisse, sei es aufgrund einer Übernahme von Aktien oder durch Abschluss eines Vertrags zur gemeinsamen Ausübung von Stimmrechten.	2.4 Should Collexis be taken over, the entire Purchase Price shall be due for payment immediately. A take-over shall be deemed a change in the majority relationship, be it as a result of a take-over of shares or of conclusion of an agreement for the joint exercising of voting rights.

2.5 Die Zahlungen sind auf folgende Konten zu leisten:	2.5 Payments shall be made to the following accounts:

SyynX WebSolutions GmbH [omitted] [omitted] [omitted] [omitted] [omitted]	SyynX WebSolutions GmbH [omitted] [omitted] [omitted] [omitted] [omitted]

Christian Herzog [omitted] [omitted] [omitted] [omitted] [omitted]	Christian Herzog [omitted] [omitted] [omitted] [omitted] [omitted]

Dorothea Porn [omitted] [omitted] [omitted] [omitted] [omitted]	Dorothea Porn [omitted] [omitted] [omitted] [omitted] [omitted]

2.6 Sofern Collexis die zweite, dritte oder vierte Kaufpreisrate nicht bei Fälligkeit zahlt und es versäumt, die Nichtzahlung binnen einer Frist von neunzig (90) Tagen danach zu heilen (die „Heilungsperiode“), gerät Collexis in Bezug auf den nicht gezahlten Betrag auch ohne Mahnung in Verzug. Unabhängig hiervon sind Verzugszinsen in Höhe von 8% p.a. auf den nicht gezahlten Teil des Kaufpreises ab Fälligkeit zu zahlen. Die Heilungsperiode gilt nicht für die entsprechenden ersten Raten.	2.6 In case Collexis does not pay either of the second, third or fourth installment when the Purchase Price falls due and thereafter fails to cure such failure to pay within ninety (90) days thereafter (the “Cure Period”), it shall be in default with respect to such unpaid amount (“Default”) without such legal effect requiring a specific notice or demand of payment. Irrespective thereof, with respect to any such unpaid amount an interest of 8% p.a. shall become payable from the due date. The Cure Period shall not apply to the respective first installments.

2.7 Sofern Collexis den rückständigen Kaufpreis (zuzüglich etwaiger Zinsen) nach Ablauf der Heilungsperiode nicht zahlt, unterwirft sich Collexis in Ansehung ihrer Verpflichtung zur Zahlung des Kaufpreises der sofortigen Zwangsvollstreckung aus dieser Urkunde. Dem jeweiligen Verkäufer kann jederzeit - auch hinsichtlich etwaiger Zinsen - eine vollstreckbare Ausfertigung dieser Urkunde erteilt werden.	2.7 If Collexis fails to pay the delinquent Purchase Price (plus possible interest) following the Cure Period, Collexis consents to immediate execution on the basis of this deed. Each of the Sellers may thus at any time - also with respect to possible outstanding interest payments - be provided with an official copy of this deed bearing notary public’s certificate of enforceability.

2.8 Für den Zeitraum, während dessen der Kaufpreis gemäß der Zahlungsvereinbarungen in den Abschnitten 2.1 bis 2.3 (der „Teilzahlungs-Zeitraum“) offen ist, gewährt Collexis den Verkäufern bis zur vollständigen Zahlung der in den Ziffern 2.1, 2.2 und 2.3 bestimmten Kaufpreise ein vertragliches Pfandrecht an den vom jeweiligen Verkäufer übertragenen Geschäftsanteilen. Den Verkäufern steht das Pfandrecht zur gesamten Hand zu, wobei jeder Verkäufer das Pfandrecht ausüben darf, der Erlös der Verwertung des Pfandrechts unter den Verkäufern jedoch anteilig entsprechend der ausstehenden Kaufpreisforderungen zu verteilen ist. Collexis verpflichtet sich bis zur vollständigen Bezahlung des vereinbarten Kaufpreises, ihren Einfluss auf die Gesellschaft dahingehend auszuüben, dass die Gesellschaft außerhalb des gewöhnlichen Lizenzgeschäfts keine ihrer wesentlichen Vermögensgegenstände verkauft, an Dritte überträgt oder mit Rechten Dritter belastet. In dieser Hinsicht soll auch Collexis als Dritter gelten. Diese Verpflichtung endet mit vollständiger Zahlung des Kaufpreises. Collexis als der (neue) Gesellschafter der Gesellschaft ist berechtigt, die mit den Geschäftsanteilen verbundenen Mitgliedschaftsrechte einschließlich der Stimmrechte wahrzunehmen.

2.8 For that period during which the Purchase Price shall remain unpaid according to the payment provisions contained in sections 2.1 to 2.3 above (the “Installment Period”), Collexis shall grant to each Seller a contractual lien (Pfandrecht) to the Shares transferred by such Seller, respectively, until the Purchase Price related to such Shares as stated in sections 2.1., 2.2. and 2.3 is paid in full. The lien shall accrue to the Sellers in their entirety, in which context each Seller may exercise the lien, the yield from the exploitation of the lien however being distributed amongst the Sellers pro rata in accordance with the Purchase Price receivables in question. Until complete payment of the agreed Purchase Price, Collexis agrees to use its influence on the Company to the effect that the Company does not sell any material assets of the Company, transfer them to third parties or encumber them with third-party rights outside the customary license business. In this respect, also Collexis shall be deemed to be a third party. Such obligation does, however, lapse following a full payment of the outstanding Purchase Price. Collexis as the (new) shareholder of the Company shall be entitled to exercise the membership rights, including the respective voting rights, attached to the Shares.

Ferner räumt Collexis den Verkäufern für den Fall des Verzuges (d.h. Nichtzahlung nach Ablauf der Heilungsperiode) bis zur vollständigen Bezahlung des Kaufpreises ein einfaches Nutzungsrecht an der von der Gesellschaft entwickelten Software und Produkten ein, mit dem Recht, Unterlizenzen zu vergeben. Die Verkäufer verpflichten sich, erst im Falle des vorstehend beschriebenen Verzuges von dem Recht, Unterlizenzen zu vergeben, Gebrauch zu machen.	Further, in the event of a Default (i.e. failure to pay following the Cure Period), Collexis shall grant the Shareholders a simple right of utilization to the software and products developed by the Company with the right to grant sub-licenses for the period until complete payment of the purchase price. The Sellers may only claim or make use of such right of granting sub-licenses in the event of a Default as described before.

2.9 Sollte Collexis mit der Zahlung des vereinbarten Kaufpreises in Verzug geraten und die Verkäufer von diesem Vertrag zurücktreten, so vereinbaren die Parteien bereits jetzt, dass der bis zum Zeitpunkt des Rücktritts gezahlte Kaufpreis als pauschalierter Schadensersatz anzusehen ist und eine Rückzahlung des bis zu diesem Zeitpunkt gezahlten Kaufpreises auch nach erfolgtem Rücktritt durch die Verkäufer ausscheidet. Ist die erste Kaufpreisrate nicht gezahlt worden und treten die Verkäufer vom Vertrag zurück, so beträgt der an die Verkäufer zu zahlende Schadensersatz die erste Rate des vereinbarten Kaufpreises (und ist darauf begrenzt).

2.9 Should Collexis fall into Default with the payment of the agreed Purchase Price and the Sellers withdraw from this Agreement, the Parties here and now agree that the purchase price paid up to the time of the withdrawal shall be regarded as lump-sum damages and repayment of the purchase price paid up to said time shall be ruled out, even in the event of withdrawal by the Sellers. Has the first installment not been paid and the Sellers withdraw from this Agreement, the damages to be paid to the Sellers shall amount to the first installment of the agreed Purchase Price (and thus also be limited thereby).

3. Garantien	3. Guarantees

3.1. Die Verkäufer garantieren hiermit gesamtschuldnerisch gegenüber Collexis in der Form von selbständigen Garantieversprechen gemäß § 311 BGB (im Folgenden: „Zusicherungen“ oder „Garantien“), dass zum Zeitpunkt der Beurkundung dieser Vereinbarung die Aussagen unter Abschnitt 3 wahr, zutreffend und vollständig sind, wobei Zusicherungen, die ausdrücklich auf ein bestimmtes Datum bezogen sind, nur zu eben diesem Datum wahr, zutreffend und vollständig sein sollen. Jede Zusicherung soll unabhängig ausgelegt und nicht von einer anderen Zusicherung oder Regelung dieser Vereinbarung beschränkt werden.	3.1 The Sellers, jointly and severally, hereby represent and warrant to Collexis in the form of independent guarantees (selbständige Garantieversprechen) pursuant to Section 311 of the German Civil Code (hereinafter referred to as “Warranties”), that as of the date of notarisation of this Agreement the statements set forth under Section 3 are true, correct and complete, provided, however, that Warranties which are expressly made as of a specific date shall be true, correct and complete only as of such date. Each Warranty shall be construed independently and shall not be limited by another Warranty or any other provision of this Agreement.

Sofern die Zusicherung durch „Kenntnis“ oder „bestes Wissen“ der Verkäufer qualifiziert ist, soll sie als verletzt gelten, wenn eine der in Anlage 3.1 aufgeführten Personen zum Zeitpunkt der Beurkundung dieser Vereinbarung von den Tatsachen und Umständen, welche zur Unrichtigkeit oder Unvollständigkeit dieser Zusicherung führen, positive Kenntnis hat oder grob fahrlässig (durch Unterlassen gebotener Nachforschungen) keine Kenntnis hat.

If a Warranty is subject to "Knowledge" or "Best Knowledge" of the Sellers, such Warranty shall be deemed breached if one of the persons listed in Exhibit 3.1 at the date hereof actually knows or gross negligently (as he failed to duly inquire) fails to know the facts and circumstances which result in such Warranty being incorrect or incomplete.

Collexis erklärt, dass sie (einschließlich ihrer Angestellten, Vertreter und Berater) zum Zeitpunkt der Beurkundung dieser Vereinbarung keine positive Kenntnis von einer Verletzung einer der Garantien nach Abschnitt 3 dieser Vereinbarung hat - und nicht zur Nachforschung verpflichtet ist -; dies mit der Maßgabe, dass mit Ausnahme der Prüfung der Abschlüsse durch Collexis' Wirtschaftsprüfer Collexis und ihre amerikanischen Anwälte die im Rahmen der Due Diligence von den Verkäufern vorgelegten Informationen und anderen Dokumentationen lediglich teilweise geprüft haben.	Collexis declares that, as of the date hereof, it (including its employees, representatives and advisors) has no actual knowledge - and is under no obligation to investigate - of any breach of one of the Warranties under Section 3 of this Agreement, provided, however, that except with respect to Collexis’ Certified Public Accountant’s review of the Financial Statements, Collexis and its United States lawyers have conducted only a partial review of the information or other documentation provided by the Sellers during the course of due diligence.

3.1.1 Jeder der Verkäufer hat die zum Abschluss dieser Vereinbarung und zur Durchführung der aus ihr resultierenden Verpflichtungen erforderlichen Rechte und Befugnisse inne.	3.1.1 Each of the Sellers has the power and authority to enter into this Agreement and to perform its obligations under this Agreement.

3.1.2 Die Verkäufer sind die rechtlichen und wirtschaftlichen Eigentümer der Geschäftsanteile, die - mit Ausnahme der SyynX-Option - frei von Rechten Dritter und jeglicher Belastung sind. Die Verkäufer können - die SyynX Option ausgenommen - frei über die Geschäftsanteile verfügen und benötigen nicht die Zustimmung Dritter und die Verfügung über die Geschäftsanteile greift nicht in Rechte Dritter ein.

3.1.2 The Sellers are the legal and beneficial owners of the Shares that are - except for the SyynX Option - free from any encumbrance and third party rights. The Sellers may - except for the SyynX Option - freely dispose of the Shares and do not require any consent of a third party and disposal does not result in any infringement of any third party rights.

3.1.3 Die Geschäftsanteile stellen zusammen sämtliche ausgegebenen und ausstehenden Geschäftsanteile dar, existieren und sind frei von Rechten Dritter; die Stammeinlagen wurden vollständig geleistet; Rückerstattungen an die Verkäufer haben nicht stattgefunden und die Verkäufer sind die uneingeschränkten Eigentümer der Geschäftsanteile mit der ausschließlichen Befugnis, diese zu verkaufen; es bestehen keine ausstehenden Zahlungen in Bezug auf die Geschäftsanteile, insbesondere nicht solche, die aus der Haftung für Kapitalverminderung oder verdeckten Sacheinlagen resultieren, und es gibt keine stillen oder treuhänderischen Beteiligungen. Mit Ausnahme der Verlagerung des Geschäftssitzes der Gesellschaft von Saarbrücken nach Köln mit notarieller Urkunde Nr. 216/2005 des Notars Dr. Eberhard Klein vom 1. Februar 2005 und einer Kapitalerhöhung mit notarieller Urkunde Nr. 2795/2005 des Notars Dr. Eberhard Klein, Saarbrücken, vom 20. Dezember 2005 ist die Satzung der Gesellschaft seit ihrer Gründung mit notarieller Urkunde Nr. 3153/2004 des Notars Dr. Eberhard Klein vom 23. Dezember 2004 unverändert geblieben. Es bestehen keine Gesellschaftervereinbarungen.
3.1.3 The Shares together represent all of the issued and outstanding ownership interests and rights thereto in the Company and exist and are free of third party rights; the Shares have been fully rendered, refunds to the Sellers have not been made, and the Sellers are the unrestricted owners of the Shares, having sole authorization to sell the Shares; there are no outstanding payments to be made with respect to the Shares, including, without limitation, such resulting from capital impairment liability or undisclosed contributions in kind; and there are no silent partners’ or fiduciary holdings. The articles of the Company have remained unchanged since its incorporation by notarial deed No. 3153/2004 of 23 December 2004 of the notary Dr. Eberhard Klein, Saarbrücken, except for the change of its corporate seat from Saarbrücken to Cologne by notarial deed No. 216/2005 of 01 February 2005 of the notary Dr. Eberhard Klein, Saarbrücken, Germany and a capital increase by notarial deed No. 2795/2005 of 20 December 2005 of the notary Dr. Eberhard Klein, Saarbrücken, Germany. No shareholder agreements (Gesellschaftervereinbarungen) exist.

3.1.4 Rechte an Vermögenswerten. Die Gesellschaft hat unbestritten und hinreichend Eigentum oder Recht zum Besitz an den Vermögenswerten, die von ihr genutzt werden, sich auf ihrem Betriebsgelände befinden oder in ihren Abschlüssen aufgeführt werden oder nach deren Aufstellung erworben wurden, frei von jeglichen Pfandrechten und sonstige Lasten, ausgenommen solche Eigentums- und Vermögenswerte, über die im ordentlichen Geschäftsbetrieb seit dem Stichtag der Stichtagsbilanz verfügt wurde.

3.1.4 Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in the properties and assets used by it, located on its premises, or shown on the Financial Statements or acquired after the date thereof, free and clear of all liens and Encumbrances, except for properties and assets disposed of in the ordinary course of business since the date of the Interim Financial Statements.

3.1.5 Jahresabschlüsse, Handelsbilanzen. Dieser Vereinbarung sind als Anlage 3.1.5 in Kopie die nach den handelsrechtlichen Vorschriften erstellten Jahresabschlüsse für die am 31. Dezember 2004, 31. Dezember 2005 und 31. Dezember 2006 (letzterer im Folgenden als „Jahresabschluss 2006“ bezeichnet) endenden Geschäftsjahre und der ausgehend vom 1. Januar 2007 zum 30. Juni 2007 erstellten Stichtagsbilanz (im Folgenden als „Stichtagsbilanz“ bezeichnet und nachfolgend zusammen mit den vorgenannten Jahresabschlüssen als „Abschlüsse“ bezeichnet) sowie in Kopie die Überleitung der Abschlüsse und der Stichtagsbilanz der Gesellschaft gemäß der allgemein anerkannten Rechnungslegungsgrundsätze nach US GAAP („United States Generally Accepted Accounting Principles“) (im Folgenden: die „Abstimmung“) zum 31. Dezember 2005, 31. Dezember 2006 und 30. Juni 2007 beigefügt. Die Abschlüsse (inklusive der Anhänge dazu) sind in jeder wesentlichen Beziehung wahr, zutreffend und vollständig (mit der Einschränkung, dass für das erfolgsabhängige Beteiligungsentgelt, für das im Jahresabschluss 2006 zutreffend eine Rückstellung gebildet worden ist, aufgrund eines Fehlers in der Stichtagsbilanz zum 30. Juni 2007 keine Rückstellung gebildet worden ist) und wurden im Einklang mit den vom Handelsgesetzbuch (HGB) aufgestellten Grundsätzen ordnungsgemäßer Buchführung und auf einer einheitlichen Grundlage über die von ihnen abgedeckten Zeiträume erstellt. Die Abstimmung ist wahr, zutreffend und vollständig und wurde in Übereinstimmung mit den allgemein anerkannten Rechnungslegungsgrundsätzen nach US GAAP erstellt. Die Abschlüsse und die Abstimmung geben angemessen die finanzielle Lage der Gesellschaft zu den jeweiligen Zeitpunkten und die operativen Ergebnisse der Gesellschaft während dieser Zeiträume wieder.

3.1.5 Financial Statements. Attached hereto as Exhibit 3.1.5 are copies of the financial statements (collectively the “Financial Statements”) for the fiscal years ended December 31, 2004, December 31, 2005 and December 31, 2006 (the “Most Recent Fiscal Year End”); and for the months ended January through June 2007 (the “Most Recent Fiscal Month End” or the “Interim Financial Statements”), as well as a copy of the reconciliation of the annual and Interim Financial Statements of the Company prepared in accordance with German commercial law requirements as of 31 December 2005, 31 December 2006 and 30 June 2007 to US GAAP (the “Reconciliation”). The Financial Statements (including the notes thereto) as well as the Interim Financial Statements are true, correct and complete in all material respects (with the exception that provisions for the consideration under the dormant equity holdings have - correctly - been made in the Financial Statements as per year end 2006, but, by mistake, not in the Interim Financial Statements as per 30 June 2007) and have been prepared in accordance with the relevant accounting principles imposed by the German Commercial Code (HGB) and applied on a consistent basis throughout the periods covered thereby. The Reconciliation is true, correct and complete and has been prepared in accordance with the relevant accounting principles imposed by US GAAP. The Financial Statements and the Reconciliation fairly present the financial conditions of the Company as of such dates and the results of operations of the Company for such periods.

3.1.6 Ereignisse nach dem Ende des letzten Geschäftsjahrs. Seit dem Ende des letzten Geschäftsjahres hat es keine wesentliche nachteilige Veränderung gegeben. „Wesentliche nachteilige Veränderung“ oder „Wesentliche nachteilige Auswirkung“ meint jede Veränderung oder Auswirkung, die für das Geschäft, die Vermögenswerte, den Zustand in finanzieller Hinsicht oder in sonstiger Weise, die operativen Ergebnisse, die Vorgänge oder Geschäftsaussichten der Gesellschaft in ihrer Gesamtheit wesentlich nachteilig ist oder von der dies vernünftigerweise angenommen werden könnte.	3.1.6 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any Material Adverse Change. “Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be (or could reasonably be expected to be) materially adverse to the business, assets, conditions (financial or otherwise), operating results, operations, or business prospects of the Company, taken as a whole.

3.1.7 Nicht offengelegte Verbindlichkeiten. Die Gesellschaft hat keine (offenen oder unbezahlten) Verbindlichkeiten (ob geltend gemacht oder nicht, ob unbedingt oder bedingt, ob entstanden oder nicht, ob pauschaliert oder nicht und ob fällig oder noch nicht fällig, inklusive jeglicher Steuerverbindlichkeiten), ausgenommen (a) solche Verbindlichkeiten, die sich aus den Abschlüssen (wobei es nicht ausreicht, dass sich die Verbindlichkeit aus den Anhängen hierzu ergibt, und mit der weiteren Einschränkung, dass für das erfolgsabhängige Beteiligungsentgelt, für das im Jahresabschluss 2006 zutreffend eine Rückstellung gebildet worden ist, aufgrund eines Fehlers in der Stichtagsbilanz zum 30. Juni 2007 keine Rückstellung gebildet worden ist) ergeben, (b) Verbindlichkeiten, die anderweitig in dieser Vereinbarung erwähnt sind, (c) die Auszahlung stiller Beteiligungen, für welche in der Bilanz zum 31. Dezember 2006 Rückstellungen gebildet wurden und die vor Übertragung der Geschäftsanteile vollständig durch die Verkäufer bezahlt worden sein müssen.

3.1.7 Undisclosed Liabilities. The Company does not have any (open or unpaid) liability (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (a) liabilities set forth on the face of the Financial Statements (rather than in any notes thereto and with the further exception that provisions for the consideration under the dormant equity holdings have - correctly - been made in the Financial Statements as per year end 2006, but, by mistake, not in the Interim Financial Statements as per 30 June 2007), (b) liabilities otherwise mentioned in this Agreement, (c) the pay out regarding dormant equity holdings, for which provisions have been made in the Balance Sheet as per December 31, 2006 and which shall have been fully paid prior to the assignment of the Shares by the Sellers.

3.1.8 Befolgung gesetzlicher Vorschriften. Die Gesellschaft hat allen anwendbaren Gesetzen, Regeln und Verordnungen von Bundes-, Landes-, Lokal- und ausländischen Regierungen (und allen Dienststellen hiervon) entsprochen und kein/keine Klage, Gerichtsverfahren, Anhörung, Ermittlungsverfahren, Anklage, Anklageschrift, Klage, Forderung oder Benachrichtigung ist eingereicht bzw. erhoben oder begonnen und der Gesellschaft oder einem der Verkäufer zugestellt worden mit der Behauptung, die Vorschriften nicht befolgt zu haben, ausgenommen solche Fälle, in denen die Nichtbefolgung keine wesentlichen nachteiligen Auswirkungen hat.	3.1.8 Legal Compliance. The Company has complied with all applicable laws, rules and regulations of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced and served to any of the Company or the Sellers alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect.

3.1.9 Steuerangelegenheiten. Alle Erklärungen und Voranmeldungen bezüglich Steuern, insbesondere Bundes-, Landes- oder lokale Steuern, einschließlich Einkommenssteuer, Quellensteuer, Umsatzsteuer, Verkaufssteuer, Vermögens- oder Erwerbssteuer, Lohnsteuer, Zoll, steuerliche Haftungsbescheide sowie Zinsen und steuerliche Nebenleistungen, Aufwendungen, Abgaben und alle weiteren Abgaben, Zölle und Sozialversicherungsabgaben, einschließlich Zinsen hierauf (im Folgenden: „Steuer“ und „Steuern“), steuerliche Nebenleistungen und Haftungsbescheide mit Bezug auf die Gesellschaft wurden rechtzeitig vor Fristablauf oder innerhalb ausdrücklich oder konkludent erteilter Fristverlängerungen vollständig und wahrheitsgemäß von der Gesellschaft eingereicht. All diese so eingereichten Steuererklärungen legen alle für die von ihnen umfassten Zeiträume zu zahlenden Steuern offen. Soweit nicht abweichend in dieser Vereinbarung geregelt, sind alle wesentlichen fälligen und von der Gesellschaft geschuldeten Steuern (unabhängig davon, ob in einer Steuererklärung enthalten) bezahlt. Für vor der Unterzeichnung dieser Vereinbarung endende Buchhaltungszeiträume oder den gegenwärtigen Buchhaltungszeitraum bis zum 30. Juni 2007 bestehen keine Verbindlichkeiten für die Zahlung von Steuern mit Bezug auf die Gesellschaft, soweit in den Abschlüssen keine Rückstellungen oder Verbindlichkeiten zum Ende des letzten Geschäftsmonats (zum 30. Juni 2007) gebildet wurden und das die Haftung begründende Ereignis in einem Zeitraum vor dem 30. Juni 2007 ausgelöst wurde oder diesem zuzurechnen ist.

3.1.9 Tax Matters. All declarations and advance returns (Erklärungen und Voranmeldungen) concerning taxes, including but not limited to any federal, state or local tax, including income, withholding, value-added, sales, property or transfer tax, salary withholding tax/wage tax, customs, tax assessment notes for tax liability claims (steuerliche Haftungsbescheide) as well as interest and incidental tax claims (Zinsen und steuerliche Nebenleistungen), charges, contributions and all other levies, tolls and social security contributions, including interest thereon (“Tax” and "Taxes”), incidental tax claims and liability claims related to the Company have been filed when due or within explicitly or implicitly granted extension periods completely and truly by the Company. All such tax returns as so filed disclose all taxes required to be paid for the periods covered thereby. Unless otherwise provided for in this Agreement, all material Taxes due and owed by the Company (whether or not shown on any Tax Return) have been paid. There are no liabilities for the payment of taxes relating to the Company for accounting periods ending before the date of this Agreement or the current accounting period until 30 June 2007, if and to the extent that no reserves or liabilities (Rückstellungen oder Verbindlichkeiten) have been made in the Financial Statements as per the Most Recent Fiscal Month End (as per 30 June 2007) and the event giving rise to such liability is attributable to or triggered in a time period before 30 June 2007.

Es bestehen (außer für die noch nicht fälligen und zahlbaren Steuern) keine Pfandrechte an Vermögenswerten der Gesellschaft. Die Gesellschaft hat sämtliche Steuern, die in Verbindung mit an Angestellte, unabhängige Vertragspartner, Gläubiger, Gesellschafter oder andere Dritte gezahlten oder ausstehenden Beträge zu zahlen oder einzubehalten sind, gezahlt oder einbehalten, und sämtliche hierfür erforderlichen öffentlichen/staatlichen Formulare ordnungsgemäß ausgefüllt und fristgerecht eingereicht.
There are no liens for taxes (other than taxes not yet due and payable) upon any of the assets of the Company. The Company has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all governmental forms required with respect thereto have been properly completed and timely filed.

3.1.10 Grundbesitz. Die Gesellschaft hat keinen Grundbesitz und keine Mietverträge über Immobilien, ausgenommen die Mietverträge betreffend Büroflächen in der Fontane Straße 66, 60431 Frankfurt am Main, Heiligenwalder Straße 114, 66578 Schiffweiler, Roonstraße 61, 50674 Köln und Nattermannallee 1, 50829 Köln-Bocklemünd. Die Verkäufer haben Collexis eine richtige und vollständige Kopie jedes dieser Mietverträge zukommen lassen.	3.1.10 Real Property. The Company does not own any real property or any interest in lease property, except for the leaseholds created under the real property leases of office space in Fontane Straße 66, 60431 Frankfurt am Main, Germany, Heiligenwalder Straße 114, 66578 Schiffweiler, Germany, Roonstraße 61, 50674 Cologne, Germany and Nattermannallee 1, 50829 Cologne-Bocklemünd. Sellers have delivered to Collexis a true and complete copy of each such lease document.

3.1.11 Geistiges Eigentum der Gesellschaft. Die Gesellschaft hat die in Anlage 3.1.11 aufgeführten „Softwareprodukte“ entwickelt und besitzt daran die urheberrechtlichen Nutzungsrechte. Der Hauptfokus der Produkte liegt auf Datenanalyse, Visualisierung und Informationsabfrage. Wie die meiste erhältliche Software, sind diese Produkte auf bestimmte Plattformen wie z.B. Microsoft Windows Server 2003 oder Microsoft SQL Server angewiesen. Die Plattformen sind nicht Teil der Softwareprodukte, und die geistigen Eigentumsrechte an den Softwareprodukten umfassen keinerlei geistige Eigentumsrechte an den Plattformen. Abhängig vom spezifischen Zweck der Softwareprodukte können diese mit Inhalten von verschiedenen Datenquellen, z.B. Medline, CRISP, CORDIS, Zeitschriften-Datenbanken von Verlagen, Patentdatenbanken, Kundendokumenten etc. gefüllt werden. Manche der Softwareprodukte wurden bereits an Datenquellen, z.B. an Inhalte der Medline-Datenbank, angepasst. Gleichwohl bestehen an den eingestellten Inhalten, die nicht Teil der Softwareprodukte sind, keinerlei geistige Eigentumsrechte.

3.1.11 Intellectual Property of the Company. The Company has developed and owns the copyrights to “Software Products” identified in Exhibit 3.1.11. The main focus of the products is on data analysis, visualization and information retrieval. As most available software, these products relay on certain platforms like e.g. Microsoft Windows Server 2003 or Microsoft SQL Server. The platforms are not part of the products and the intellectual property rights in the products do not include any intellectual property rights in the platforms. Depending on the specific purpose of the Software Products, they can be fed with content from various data sources, e.g. Medline, CRISP, CORDIS, journal databases of publishers, patent databases, customers’ documents etc. Some of the Software Products have been successfully applied to data sources, e.g. to content from the Medline database. Nevertheless, the content is not part of the Software Products and the Software Products do not include any intellectual property rights with respect to the content.

(a) Bis zur E-Mail des Patentanwalts von Collexis, Charley F. Brown, vom 28. September 2007, hatten die Verkäufer keine Kenntnis davon, dass die Software in geistige Eigentumsrechte Dritter eingreifen könnte. Die Verkäufer weisen darauf hin, dass keine Patentrecherche oder andere Recherche nach kollidierenden geistigen Eigentumsrechten durchgeführt wurde.	(a) Until the e-mail of the patent attorney of Collexis, Charley F. Brown, of September 28, 2007, the Sellers did not have any knowledge that the software might infringe upon third parties’ intellectual property rights. The Sellers point out that no patent search or other search for conflicting intellectual property rights has been conducted.

Im Übrigen hat die Gesellschaft nach Kenntnis der Verkäufer nicht in wesentliche geistige Eigentumsrechte Dritter in erheblicher Art und Weise eingegriffen, diese gestört, widerrechtlich verwendet, verletzt oder beeinträchtigt, und weder der Gesellschaft noch einem der Verkäufer wurde eine Forderung, Beschwerde, Klage, Klageandrohung oder Mitteilung unter der Behauptung eines bzw. einer solchen Eingriffs, Störung, widerrechtlichen Verwendung, Verletzung oder Beeinträchtigung (einschließlich jeglicher Forderung, dass die Gesellschaft geistige Eigentumsrechte eines Dritten lizenzieren oder von der Nutzung Abstand nehmen müsse) zugestellt. Nach Kenntnis der Verkäufer hat kein Dritter in erheblicher Art und Weise in wesentliche geistige Eigentumsrechte der Gesellschaft eingegriffen, diese gestört, widerrechtlich verwendet, verletzt oder beeinträchtigt. Die Verkäufer weisen darauf hin, dass die Gesellschaft keinerlei Patentrechte an der Software besitzt.

Apart from that, to the Sellers’ knowledge the Company has not interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of third parties in any material respect, and neither to the Company nor to any of the Sellers has been served any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). To the Sellers’ knowledge, no third party has interfered with, infringed upon, misappropriated, or violated any material intellectual property rights of the Company in any material respect. The Sellers point out that the Company does not own any patent rights in the Software.

(b) Anlage 3.1.11 (b) bezeichnet weiteres geistiges Eigentum, wobei geistiges Eigentum in diesem Abschnitt alles nachfolgend Dargestellte meint, das der Gesellschaft gehört, von dieser oder an diese lizenziert oder von dieser benutzt wird (einschließlich aller autorisierten Kopien und Verkörperungen hiervon): jede wesentliche geschäftliche Bezeichnung, Marke, jeden Firmen- und Domainnamen, welche bzw. welchen die Gesellschaft in Zusammenhang mit ihrem Geschäft nutzt. Im Hinblick auf jedes in Anlage 3.1.11 (b) zu bezeichnende Element geistigen Eigentums (i) besitzt die Gesellschaft sämtliche Rechte, Ansprüche und Anteile an dem Element, frei von jeglichen Pfandrechten, Lizenzen oder anderen Beschränkungen, dessen Nutzung nach Kenntnis der Gesellschaft keine Verletzung von Rechten Dritter begründet; (ii) wurde weder der Gesellschaft noch einem der Verkäufer in Bezug auf das Element eine gerichtliche Verfügung, ein Urteil, Bescheid, Entscheid, Beschluss oder eine Anklageschrift zugestellt; (iii) wurde weder der Gesellschaft noch einem der Verkäufer eine Klage, ein Verfahren, eine Anhörung, ein Ermittlungsverfahren, eine Anklageschrift, eine Beschwerde oder Aufforderung zugestellt, welche die Rechtmäßigkeit, Gültigkeit, Durchsetzbarkeit, Nutzung oder das Eigentum an dem Element bestreitet und nach Kenntnis der Verkäufer ist keine Klage, kein Verfahren, keine Anhörung, kein Ermittlungsverfahren, keine Anklageschrift, keine Beschwerde oder Aufforderung anhängig oder angedroht, welche die Rechtmäßigkeit, Gültigkeit, Durchsetzbarkeit, Nutzung oder das Eigentum an dem Element bestreitet; und (iv) die Gesellschaft hat niemals eingewilligt, einen Dritten für oder wegen eines Eingriffs, einer Verletzung, einer widerrechtlichen Verwendung oder eines anderen Konflikts im Hinblick auf das Element zu entschädigen.
(b) Exhibit 3.1.11 (b) identifies further Intellectual Property, whereas, for purposes of this Section, such Intellectual Property shall mean all of the following that is owned by, licensed by, licensed to, or used by the Company (including all authorized copies and embodiments thereof): each material trade name, trade mark, corporate name and Internet domain name used by the Company in connection with its business. With respect to each item of Intellectual Property required to be identified in Exhibit 3.1.11 (b): (i) the Company possesses all right, title, and interest in and to the item, free and clear of any lien, license, or other restriction the use of which, to its Knowledge, would not constitute a breach of any rights held by a third party; (ii) no injunction, judgment, order, decree, ruling, or charge with respect to the item has been served to the Company or any of the Sellers; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been served to the Company or any of the Sellers that challenges the legality, validity, enforceability, use, or ownership of the item and to the Sellers’ knowledge no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened that challenges the legality, validity, enforceability, use, or ownership of the item; and (iv) the Company has not ever agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(c) Anlage 3.1.11 bezeichnet jedes Softwareprodukt, welches die Gesellschaft entwickelt und an welchem sie die urheberrechtlichen Nutzungsrechte innehat. Im Hinblick auf jedes in Anlage 3.1.11 enthaltene Element: (i) besitzt die Gesellschaft sämtliche Rechte, Ansprüche und Anteile an dem Element, frei von jeglichen Pfandrechten, ausschließlichen Lizenzen oder anderen Beschränkungen; die Verkäufer weisen darauf hin, dass Lizenzen an den Softwareprodukten (wie aus Anlage 3.1.11 ersichtlich) an Dritte vergeben wurden; (ii) wurde weder der Gesellschaft noch einem der Verkäufer in Bezug auf die Softwareprodukte eine gerichtliche Verfügung, ein Urteil, Bescheid, Entscheid, Beschluss oder eine Anklageschrift zugestellt; (iii) wurde weder der Gesellschaft noch einem der Verkäufer eine Klage, ein Verfahren, eine Anhörung, ein Ermittlungsverfahren, eine Anklageschrift, eine Beschwerde oder Aufforderung zugestellt, welche die Rechtmäßigkeit, Gültigkeit, Durchsetzbarkeit, Nutzung oder das Eigentum an dem Softwareprodukt bestreitet, und nach Kenntnis der Verkäufer ist keine Klage, kein Verfahren, keine Anhörung, kein Ermittlungsverfahren, keine Anklageschrift, keine Beschwerde oder Aufforderung anhängig oder angedroht, welche die Rechtmäßigkeit, Gültigkeit, Durchsetzbarkeit, Nutzung oder das Eigentum an dem Softwareprodukt bestreitet; und (iv) die Gesellschaft hat niemals eingewilligt, einen Dritten für oder wegen eines Eingriffs, einer Verletzung, einer widerrechtlichen Verwendung oder eines anderen Konflikts im Hinblick auf die Softwareprodukte zu entschädigen. Außerdem bezeichnet Anlage 3.1.11 die „Bibliotheken Dritter“. Die Gesellschaft hat die Bibliotheken Dritter nicht entwickelt, die Softwareprodukte benötigen jedoch den Zugriff auf diese Bibliotheken Dritter. Im Hinblick auf die in Anlage 3.1.11 benannten Bibliotheken Dritter: (i) hat die Gesellschaft die für die Nutzung der Bibliotheken Dritter in Verbindung mit den Softwareprodukten nötigen Lizenzvereinbarungen abgeschlossen; (ii) sind die Bibliotheken Dritter nach Kenntnis der Verkäufer nicht Gegenstand einer ausstehenden gerichtlichen Verfügung, eines Urteils, Bescheides, Entscheides, Beschlusses oder einer Anklageschrift; (iii) ist nach Kenntnis der Verkäufer keine Klage, kein Verfahren, keine Anhörung, kein Ermittlungsverfahren, keine Anklageschrift, keine Beschwerde oder Aufforderung anhängig oder angedroht, welche die Rechtmäßigkeit, Gültigkeit, Durchsetzbarkeit, Nutzung oder das Eigentum an den Bibliotheken Dritter bestreitet; und (iv) die Gesellschaft hat niemals eingewilligt, einen Dritten für oder wegen eines Eingriffs, einer Verletzung, einer widerrechtlichen Verwendung oder eines anderen Konflikts im Hinblick auf die Bibliotheken Dritter zu entschädigen. Soweit nicht anders in dieser Vereinbarung geregelt, sichern die Verkäufer nicht zu, dass die Gesellschaft über die geistigen Eigentumsrechte an den Bibliotheken Dritter als solche verfügt.

(c) Exhibit 3.1.11 identifies each Software Product the Company has developed and owns the copyright in. With respect to each Software Product to be identified in Exhibit 3.1.11: (i) the Company possesses all rights, title, and interest in and to the item, free and clear of any lien, exclusive license, or other restriction; the Sellers point out that licenses in the Software Products (as listed in Exhibit 3.1.11) have been granted to third parties; (ii) no injunction, judgment, order, decree, ruling, or charge with respect to the Software Products has been served to the Company or any of the Sellers; (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand has been served to the Company or any of the Sellers that challenges the legality, validity, enforceability, use, or ownership of the Software Products and to the Sellers’ knowledge no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened that challenges the legality, validity, enforceability, use, or ownership of the Software Products; and (iv) the Company has not ever agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the Software Products. Furthermore, Exhibit 3.1.11 identifies “Third Party Libraries”. The Company has not developed the Third Party Libraries, but the Software Products of the Company are designed to use these Third Party Libraries. With respect to each “Third Party Library” to be identified in Exhibit 3.1.11: (i) the Company has entered into the necessary license agreements in order to use the “Third Party Libraries” in connection with the Software Products; (ii) to the Sellers’ knowledge, the Third Party Libraries are not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (iii) to the Sellers’ knowledge, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened that challenges the legality, validity, enforceability, use, or ownership of the Third Party Libraries; and (iv) the Company has not ever agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the Third Party Libraries. Unless otherwise provided for herein, the Sellers do not warrant that the Company has acquired the intellectual property rights in the “Third Party Libraries” as such.

(d) Anlage 3.1.11 (d) bezeichnet “Related Software“. Related Software ist nicht Teil der Softwareprodukte der Gesellschaft, aber nötig, um die Softwareprodukte zu entwickeln und/oder zu betreiben (z.B. Betriebssysteme, Entwicklungs-Tools). Die Gesellschaft hat die für die Nutzung der Related Software in Verbindung mit der Entwicklung der Softwareprodukte nötigen Lizenzvereinbarungen abgeschlossen. Soweit nicht anders in dieser Vereinbarung geregelt, sichern die Verkäufer jedoch nicht zu, dass die Gesellschaft die geistigen Eigentumsrechte an der Related Software als solcher erworben hat.
(d) Exhibit 3.1.11 (d) identifies “Related Software”. Related Software is not part of the Software Products of the Company, but necessary to develop and/or run the Software Products (e.g. operating systems, development tools). The Company has entered into the necessary license agreements in order to use the Related Software in connection with the development of the Software Products. Unless otherwise provided for herein, the Sellers, however, do not warrant that the Company has acquired the intellectual property rights in the Related Software as such.

(e) An der Entwicklung der Software waren, soweit nicht in Anlage 3.1.11 (e) bezeichnet, keine freien Mitarbeiter beteiligt. Die Verkäufer und die weiteren beteiligten Personen haben dafür Sorge zu tragen, dass jegliche geistigen Eigentumsrechte und/oder anderen Rechte in Verbindung mit einer solchen Softwareentwicklung durch freie Mitarbeiter wie in Anlage 3.1.11 (e) bezeichnet auf die Gesellschaft übertragen werden.	(e) There have been no freelancers being involved in the development of software, except if mentioned in Exhibit 3.1.11 (e). The Sellers as well as the further involved persons shall see to it that any Intellectual Property and/or other rights related to any such development of software by freelancers as listed in Exhibit 3.1.11 (e) shall be transferred to the Company.

3.1.12 Verträge/Dokumente. Anlage 3.1.12 bezeichnet die wesentlichen Verträge und anderen wesentlichen Vereinbarungen, an denen die Gesellschaft beteiligt ist sowie die weiteren wesentlichen Dokumente in Bezug auf die Gesellschaft. Die Verkäufer haben Collexis eine vollständige und richtige Kopie jeder/jedes in Anlage 3.1.12 bezeichneten schriftlichen Vereinbarung/Dokuments (in der jeweils aktuellen Fassung) übergeben. In Bezug auf jede dieser Vereinbarungen/Dokumente gilt: (i) die Vereinbarung und/oder das Dokument sind, soweit anwendbar, rechtmäßig, gültig, bindend, durchsetzbar und in allen wesentlichen Aspekten verbindlich; (ii) die Verkäufer befinden sich nicht und nach ihrer Kenntnis befindet sich auch der Vertragspartner jeder solchen Vereinbarung nicht wesentlich in Vertragsbruch oder Verzug, und es ist kein Ereignis aufgetreten, welches mit Benachrichtigung oder Zeitablauf einen erheblichen Vertragsbruch oder Verzug begründen oder eine Kündigung, Änderung oder vorzeitige Fälligstellung ermöglichen würde; und (iii) keine Partei hat in Bezug auf eine wesentliche Vorschrift der Vereinbarung die Vertragserfüllung abgelehnt.

3.1.12 Contracts/Documents. Exhibit 3.1.12 lists the material contracts, other material agreements to which the Company is a party and other material documents related to the Company. Sellers have delivered to Collexis a correct and complete copy of each written agreement/document listed in Exhibit 3.1.12 (as amended to date). With respect to each such agreement/document: (i) the agreement and/or document, as applicable, is legal, valid, binding, enforceable, and in full force and effect in all material respects; (ii) the Sellers are not and to their knowledge the counterpart to such agreement is not in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and (iii) no party has repudiated any material provision of the agreement.

3.1.13 Weder den Verkäufern noch der Gesellschaft wurde eine Verfügung, ein Urteil, Bescheid, Entscheid, Beschluss, oder eine Anklageschrift zugestellt und es wurde auch kein anderes Verfahren durch Zustellung eines Schriftstückes initiiert, bei welchem die Gesellschaft Partei ist. Nach Kenntnis der Verkäufer besteht keine Verfügung, kein Urteil, kein Bescheid, Entscheid, Beschluss, keine Anklageschrift oder ein anderes Verfahren, bei welchem die Gesellschaft beteiligt zu werden droht.
3.1.13 Litigation. Neither to the Sellers nor to the Company has been served any injunction, judgment, order, decree, ruling, charge or other proceeding to which the Company is party. To the Sellers’ knowledge, there is no injunction, judgment, order, decree, ruling, charge or other proceeding to which the Company is threatened to be made a party.

3.1.14 Bestimmte Geschäftsbeziehungen mit der Gesellschaft. Abgesehen von (i) den im Zuge der Due Diligence vorgelegten und in Anlage 3.1.12 bezeichneten Vereinbarungen, (ii) einem Subunternehmervertrag zwischen Mario Diwersy und der Gesellschaft, in welchem die Gesellschaft als Subunternehmer von Mario Diwersy eine Software für die International Labour Organization (ILO) entwickelt hat, wobei Mario Diwersy die Erlöse aus dieser Vereinbarung bis auf einen Betrag von 500,00 EUR an die Gesellschaft durchgereicht hat, und (iii) die der Gesellschaft entgeltlich überlassenen Fahrzeuge, hatte während der letzten 12 Monate keiner der Verkäufer, der mit ihnen verbundenen Unternehmen, der Geschäftsführer, Direktoren, Angestellten und Gesellschafter wesentliche geschäftliche Vereinbarungen oder stand in wesentlicher geschäftlicher Verbindung mit der Gesellschaft, und keiner der Verkäufer, keines ihrer verbundenen Unternehmen, keiner ihrer Geschäftsführer, Direktoren, Angestellten und Gesellschafter sowie keiner der Geschäftsführer und Direktoren, Angestellten und Gesellschafter der Gesellschaft besitzen irgendeinen wesentlichen Vermögenswert, ob materiell oder immateriell, welcher im Geschäft der Gesellschaft genutzt wird.

3.1.14 Certain Business Relationships with the Company. Apart from (i) the agreements presented in the course of the Due Diligence and listed in Exhibit 3.1.12, (ii) a subcontractor agreement between Mario Diwersy and the Company, in which the Company as Mario Diwersy’s subcontractor has developed a software for the International Labour Organization (ILO), whereas Mario Diwersy has passed on the revenues from his contract with the ILO to the Company except for an amount of EUR 500.00 and (iii) the automobiles left to the Company for remuneration, none of Sellers, their affiliates, Sellers' directors, officers, employees, and shareholders and the Company's managing directors, officers, employees, and shareholders has been involved in any material business arrangement or relationship with the Company within the past twelve (12) months, and none of the Sellers, their affiliates, Sellers' directors, officers, employees, and shareholders and the Company's directors, officers, employees, and shareholders owns any material asset, tangible or intangible, that is used in the business of the Company.

3.1.15 Auskunft. Die in diesem Abschnitt 3 enthaltenen Aussagen und Zusicherungen beinhalten keine unwahren Aussagen oder Auslassungen in Bezug auf eine wesentliche Tatsache, die notwendig ist, um die in diesem Abschnitt 3 enthaltenen Aussagen und Informationen nicht irreführend zu machen. Keine der von den Verkäufern in dieser Vereinbarung abgegebenen Aussagen oder Zusicherungen und keine in irgendeiner von den Verkäufern gemäß dieser Vereinbarung vorgelegten Aufstellung oder Bescheinigung enthält, bei einer Gesamtbetrachtung, unwahre Aussagen oder Auslassungen in Bezug auf eine wesentliche Tatsache, die notwendig ist, um die hierin oder darin enthaltenen Aussagen im Lichte der Umstände, unter welchen sie getätigt wurden, nicht irreführend zu machen.

3.1.15 Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading. None of the representations or warranties made by the Seller in this Agreement, nor any statement made in any Schedule or any certificate furnished by the Seller pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

3.1.16 Alle Collexis und/oder ihren Berater vorgelegten, in Anlage 3.1.12 bezeichneten Dokumente sind wahr, in sich vollständig, exakt und nicht irreführend; dies gilt entsprechend auch für sämtliche mündlichen oder anderen Informationen, die an Collexis und/oder seine Berater geliefert wurden. Es gibt keine Tatsachen oder Ereignisse, die für die Beurteilung des Nettowertes, der finanziellen Stellung oder der operativen Geschäftsergebnisse der Gesellschaft wesentlich sind, welche nicht in Anlage 3.1.12 bezeichnet sind.

3.1.16 All documents disclosed to Collexis and/or its advisors listed in Exhibit 3.1.12 are true, complete as such, accurate and not misleading; this at the same time applies accordingly to all oral or other information which has been provided to Collexis and/or its advisors. There are no facts or events which are material for the assessment of net worth, financial position or results of operations of the business of the Company, which are not disclosed in Exhibit 3.1.12.

3.1.17 Alle Collexis und/oder ihren Beratern gelieferten Dokumente wurden von ordnungsgemäß bevollmächtigten Personen unterzeichnet; die entsprechenden Vereinbarungen sind zwischen den Parteien bindend und sind nicht nachträglich geändert oder rückabgewickelt worden.	3.1.17 All documents provided to Collexis and/or its advisors have been executed by persons who were duly authorized to execute these documents; the respective agreements are binding between the parties and have not subsequently been amended or rescinded.

3.1.18 Die Verkäufer versichern, dass der Gesellschaft sämtliche Erlöse aus den am 6. Januar 2006 und 20. Februar 2006 zwischen der SyynX WebSolutions GmbH und der Deutschen Gesellschaft für Technische Zusammenarbeit GmbH (GTZ) geschlossenen Verträgen zustehen. Im Gegenzug erfüllt die Gesellschaft die aus diesen Verträgen resultierenden Leistungspflichten.	3.1.18 The Sellers ensure that the Company is entitled to the entire revenues from the contracts dated January 6, 2006 and February 20, 2006 between SyynX WebSolutions GmbH and Deutsche Gesellschaft für Technische Zusammenarbeit GmbH (GTZ). In return, the Company performs the contractual obligations with regard to these contracts.

3.2 Die Verkäufer weisen darauf hin, dass der Jahresabschluss zum 31. Dezember 2006 erhaltene Anzahlungen in einer Höhe von 356.350,00 EUR ausweist. Dabei handelt es sich um erhaltene Anzahlungen auf die Projekte "Forschungslandkarte", "Online-Bibliothek", "LBK" und "Collexis", deren Realisierung in 2006 begonnen und deren vollständige Fertigstellung in 2007 erfolgt ist. Aus Sicht der Geschäftsführung ist eine Aufteilung der Projekte in Teilleistungen nicht möglich. Die Gesellschaft hat daher ertragswirksam Vorräte in Höhe von lediglich 59.800,00 EUR für die anteilig bereits zum 31. Dezember 2006 getätigten Aufwendungen aktiviert. Dies entspricht den Kosten für die in 2006 für das Projekt aufgewandten 283 Manntage. Alle vier Projekte wurden im ersten Halbjahr 2007 vollständig abgeschlossen und die insoweit erhaltenen Anzahlungen erfolgswirksam erfasst. Die Verkäufer stellen hierzu fest, dass eine Teilbarkeit der Projekte unter Umständen vertretbar wäre. Dies würde dazu führen, dass die erhaltenen Anzahlungen erfolgswirksam erfasst werden müssten. Dies würde dazu führen, dass in 2006 ein Jahresüberschuss anfallen würde und entsprechende Steuern zu zahlen wären. Ferner müssten die insoweit in 2007 gebuchten Erträge aufgelöst werden.

3.2 The Sellers point out that the financial statements as per 31 December 2006 show received advance payments to an amount of EUR 356,350.00. These concern advance payments regarding the projects "Forschungslandkarte", "Online-Bibliothek", "LBK" and "Collexis", whose realisation has been commenced in 2006 and which have been entirely completed in 2007. From the Management's point of view, it is not possible to divide the projects into partial performances. The Company has therefore only capitalized as income-effective reserves to the amount of EUR 59,800.00 for the expenditures effected until 31 December 2006. This corresponds to the costs of the 283 man-days spent on the projects. All four projects have been entirely completed in the first half of 2007 and the respective advance payments have been booked as income/affecting net income. The Sellers declare that a divisibility of the projects might be justifiable as well. This would have the effect that the advance payments received or parts of them would have to be booked as income. This would have the consequence that an annual surplus would accrue in 2006 and respective taxes would apply. Besides, the respective income as booked in 2007 would have to be dissolved.

Die Parteien stellen fest, dass für den Fall, dass die Finanzverwaltung zu dem Ergebnis kommen sollte, dass die erhaltenen Anzahlungen weiter als im bisher erfolgten Umfang zu aktivieren sind und die Gesellschaft insoweit zusätzlichen Steuerverbindlichkeiten für das Jahr 2006 bzw. 2007 ausgesetzt sein sollte, dies nicht zu einem Anspruch gegen die Verkäufer im Sinne dieses Garantieversprechens führt, vorausgesetzt, dass diese zusätzlichen Steuerverbindlichkeiten einen Betrag von 50.000,00 EUR nicht übersteigen. Sollten solche zusätzlichen Steuerverbindlichkeiten den Betrag von 50.000,00 EUR übersteigen, stellen die Verkäufer Collexis gemäß den Regelungen in Abschnitt 3.3 (unten) frei oder Collexis ist auf Nachfrage berechtigt, mit einem solchen Betrag gegen ausstehende Kaufpreisteile (ohne hierdurch in Verzug zu geraten) aufzurechnen.
The Parties declare that in case the fiscal authorities come to the conclusion that the contained advance payments have to be capitalized to a larger extent and the Company would therefore undergo further tax liabilities with respect to the fiscal years 2006 or 2007, this shall not give rise to any claims against or indemnification obligation of the Sellers, provided that any such further tax liabilities do not exceed an amount of EUR 50,000.00. Should such further tax liabilities exceed such amount, Collexis shall be indemnified by the Sellers according to the provisions of Section 3.3 below or, upon request, shall be entitled to set off any such amount against any unpaid portion of the Purchase Price (without being in default).

3.3 Ungeachtet dessen stellen die Verkäufer Collexis gesamtschuldnerisch von jeglichen Kosten und Aufwendungen, jeglicher Haftung und anderen Schäden im Sinne der §§ 249 ff. BGB („Schäden“) frei, welche gegen die Gesellschaft und/oder Collexis infolge der Verletzung einer Zusicherung oder anderen Aussage oder Gewährleistung (in jedem Fall unabhängig von einem Verschulden der Verkäufer) geltend gemacht werden oder welche Collexis oder die Gesellschaft tätigen, eingehen oder erleiden. Bei einer Verletzung der Garantien gemäß Ziffer 3.1.9 sind die Steuerverbindlichkeiten, für die keine Rückstellungen oder Verbindlichkeiten gebildet wurden, als Schaden zu ersetzen, wobei etwaige Steuervorteile der Gesellschaft auf den Schaden anzurechnen sind. Die Haftung und Freistellungsverpflichtung jedes Verkäufers ist auf den ihm jeweils nach dieser Vereinbarung zustehenden Anteil des Kaufpreises beschränkt.
3.3 Notwithstanding the forgoing the Sellers shall jointly and severally indemnify and hold harmless Collexis from any costs and expenses, liabilities and other damages within the meaning of Section 249 et seq. of the German Civil Code (“Losses”) asserted against, incurred or suffered by the Company and/or Collexis as a result of breach of a Warranty or other representation or warranty (in each case regardless of Seller’s fault). In case of breach of a Warranty pursuant to Section 3.1.9, all tax liabilities for which provisions or accounts payable have not been made, shall be paid as damages, whereas possible tax advantages of the Company shall be set off against the damages. Each Seller's liability and obligation to indemnify Collexis shall be limited to that portion of the Purchase Price to which the respective Seller is entitled to under this Agreement.

3.4 Alle Garantieversprechen sollen die Unterzeichnung dieser Vereinbarung überdauern. Soweit nicht anderweitig in dieser Vereinbarung geregelt, sind sämtliche Rechte und Ansprüche von Collexis, auch und insbesondere in Bezug auf die Werthaltigkeit und Rentabilität der verkauften Geschäftsanteile, ausgeschlossen und keine Verletzung oder Ungenauigkeit einer Zusicherung nach Abschnitt 3 dieser Vereinbarung soll einen Sach- oder Rechtsmangel der Geschäftsanteile begründen. Jegliche Ansprüche und Rechte von Collexis aufgrund der Garantieversprechen in Abschnitt 3 verjähren kenntnisunabhängig spätestens zwei Jahre nach Unterzeichnung dieser Vereinbarung, mit Ausnahme der Ansprüche und Rechte von Collexis aufgrund der Garantieversprechen in Ziffern 3.1.1 bis 3.1.4, die erst zehn Jahre nach Unterzeichnung dieser Vereinbarung verjähren.

3.4 All representations and warranties will survive the signing of this Agreement. Unless otherwise provided for in this Agreement, all rights and claims of Collexis, also and in particular with respect to the recoverability and profit-ability of the sold Shares, shall be excluded, and no breach or inaccuracy of any Warranty or other representation or warranty pursuant to Section 3 of this Agreement shall constitute a defect in title and quality of the Shares. Any claims and rights of Collexis arising from the representations and Warranties pursuant to Section 3 are subject to a limitation period of 2 years from the signing of this Agreement, irrespective of Collexis' knowledge of such right or claims and except for claims and rights of Collexis arising from the representations and Warranties pursuant to Section 3.1.1 to 3.1.4 which shall be subject to a limitation period of 10 years from the signing of this Agreement.

Ungeachtet dessen ist Collexis bei Verletzung der unter Ziffern 3.1.1, 3.1.2, 3.1.3 und/oder 3.1.11 (a) gegebenen Garantien (ungeachtet weiterer Rechtsmittel) berechtigt, vom Vertrag zurückzutreten. Ferner besteht bis zu zwei Jahre nach Abschluss des Vertrags bei Verletzung der unter Ziffer 3.1.11 (c) gegebenen Garantien ein Rücktrittsrecht, sofern es den Verkäufern nach schriftlicher Mitteilung der Garantieverletzung durch die Käufer innerhalb von vier Wochen nicht gelingen sollte, der Gesellschaft die ausschließlichen Nutzungsrechte, etwa durch eine Neuprogrammierung, einzuräumen. Wirkt die Gesellschaft bei der Neuprogrammierung mit, haben die Verkäufer Collexis die Aufwendungen der Gesellschaft als Schaden zu ersetzen. Darüber hinaus berechtigt keine Verletzung eines Garantieversprechens nach Abschnitt 3 dieser Vereinbarung Collexis, von dieser Vereinbarung zurückzutreten.	Notwithstanding the foregoing, any breach of the Warranties and representations pursuant to Sections 3.1.1, 3.1.2 and 3.1.3 and/or 3.1.11 (a) of this Agreement shall (beyond other remedies) entitle Collexis to withdraw from this Agreement. Besides, Collexis shall be entitled to withdraw from this Agreement within a period of 2 years from the signing of this Agreement in case of any breach of the Warranties pursuant to Section 3.1.11 (c) of this Agreement in case the Sellers fail to provide Collexis with the exclusive rights of use (e.g. by reprogramming) within 4 weeks after written notification of such breach of Warranty. If the Company contributes to such reprogramming, the Sellers will indemnify Collexis for the Company's expenditures as damages. Beyond this, no breach or inaccuracy of any Warranty or other representation or warranty pursuant to Section 3 of this Agreement shall entitle Collexis to withdraw from this Agreement.

3.5 Ausgeschlossene Verbindlichkeiten. Die Verkäufer oder auf Veranlassung der Verkäufer die Gesellschaft werden die bis zum Tag der Unterzeichnung dieser Vereinbarung bestehenden Ausgeschlossenen Verbindlichkeiten ausgleichen, oder werden die Gesellschaft und/oder Collexis von allen Ausgeschlossenen Verbindlichkeiten, die am Tag der Unterzeichnung dieser Vereinbarung 100.000,00 EUR (einschließlich der 50.000,00 EUR für Steuerverbindlichkeiten wie in Abschnitt 3.2 dieser Vereinbarung geregelt) übersteigen, freistellen. Als „Ausgeschlossene Verbindlichkeiten“ gelten alle Belastungen, die vor dem Datum der Unterzeichnung dieser Vereinbarung eingegangen wurden, die eine ungewisse oder unbekannte Belastung jeglicher Art oder Natur darstellen, soweit sie nicht in den Abschlüssen der Gesellschaft aufgeführt werden oder nach schriftlicher Vereinbarung der Verkäufer mit Collexis ausgeschlossen sein sollen. "Belastungen" sind jegliche und sämtliche Schulden, Verbindlichkeiten, Belastungen, Pfandrechte, Verpflichtungen, Beschränkungen oder Ansprüche gegen oder in Bezug auf die Gesellschaft oder alle oder einzelne ihrer Vermögenswerte, ob bekannt oder unbekannt, unbestimmt oder bestimmt, und solche anderen Schulden, Verbindlichkeiten, Belastungen, Pfandrechte, Verpflichtungen, Beschränkungen oder Ansprüche (vertragliche oder sonstige), die hierauf bezogen sein könnten.

3.5 Excluded Liabilities. Sellers shall or Sellers shall cause the Company, as the case may be, to satisfy in full on or before the date hereof, any and all of, and otherwise indemnify and hold harmless the Company and/or Collexis from any and all Excluded Liabilities in excess of EUR 100,000.00 (including the EUR 50,000.00 tax liability set forth in Section 3.2 of this Agreement). For purposes of this Agreement, the phrase "Excluded Liabilities" shall mean any Encumbrance that has been incurred prior to the date hereof, that otherwise constitutes a contingent or unknown Encumbrance of any kind or nature that is not reflected on the Financial Statements of the Company, or that Sellers and Collexis agree in writing shall be excluded. "Encumbrances" shall mean any and all indebtedness, liabilities, encumbrances, liens, obligations, restrictions, or claims against or relating to the Company or all or any part of its assets, known or unknown, contingent or liquidated, and such other indebtedness, liabilities, encumbrances, liens, obligations, restrictions, or claims (contractual or otherwise) as may relate thereto.

4. Weitere Verpflichtungen der Parteien	4. Further Obligations of the Parties

4.1 Bis zu dem Zeitpunkt, in welchem der Kaufpreis wie in Abschnitt 2.1 bis einschließlich Abschnitt 2.3 dieses Vertrages beschrieben voll bezahlt ist, verpflichten sich die Parteien sicherzustellen, dass:	4.1 Until such time as the Purchase Price as described in Sections 2.1 through and including 2.3 of this Agreement is paid in full, the Parties engage to ensure that

4.1.1 es den Geschäftsführern möglich ist, weiterhin in ihrer Funktion für die Gesellschaft tätig zu sein; hierzu vereinbaren die Parteien, dass der Vertrag zwischen der Gesellschaft und der SyynX WebSolutions GmbH, welcher gegenwärtig die rechtliche Grundlage für die Dienste der beiden Geschäftsführer Martin Schmidt und Mario Diwersy bildet, mit sofortiger Wirkung beendet wird und gemäß des nachfolgenden Abschnitts 4.2 neue Anstellungsverträge geschlossen werden sollen. Gleichzeitig soll auch der alte Anstellungsvertrag mit Christian Herzog beendet werden;

4.1.1 the Managing Directors will be permitted to continue to serve Company in such capacity; to this effect, the Parties agree that the contract between the Company and SyynX WebSolutions GmbH, which currently is the legal basis for the services of the two managing directors Martin Schmidt and Mario Diwersy shall be terminated with immediate effect and new employment agreements shall be entered into according to Section 4.2 below. At the same time, the old employment agreement with Christian Herzog shall be terminated, too;

4.1.2 Collexis nicht den Charakter oder das Geschäftsfeld der Gesellschaft verändern wird;	4.1.2 Collexis will not change the character or the business segment of the Company;

4.1.3. Collexis der einzige Gesellschafter der Gesellschaft bleibt;	4.1.3 Collexis will remain the sole shareholder in the Company;

4.1.4 Vermögensgegenstände, insbesondere Rechte an der Software, wie in Abschnitt 2.8. dieses Vertrages beschrieben nicht an Dritte abgetreten oder in anderer Weise übertragen werden, wobei auch Collexis als Dritter gelten soll;
4.1.4 assets, including but without limitation to rights in the software, are not assigned or otherwise transferred to third parties as specified in section 2.8 of this Agreement, whereas also Collexis shall be deemed to be a third party;

4.1.5 die Geschäftsführung der Gesellschaft die Geschäfte in Übereinstimmung mit den Unternehmenszielen von Collexis unabhängig führt, mit der Erwartung, dass die Geschäftsführer der Gesellschaft: (a) die Angestellten bis mindestens zum 1. Februar 2009 in Beschäftigung behalten werden, und (b) bestehende Kunden- und Geschäftsbeziehungen, die Handlungsweise der Geschäftsführung sowie die Pflege- und Weiterentwicklung von Produkten der Gesellschaft entsprechend der Jahresplanung der Geschäftsführung der Gesellschaft unter Berücksichtigung der von Collexis vorgegebenen Prioritäten hinsichtlich Kunden und Geschäftschancen fortführen werden;
4.1.5 management of the Company manages the affairs of the Company in compliance with the corporate goals of Collexis, yet independently, with the expectation that Company’s Managing Directors will: (a) retain the employees of the Company in employment until at least February 1, 2009, and (b) existing customer and business relations as well as the management and further development of products of the Company in line with the annual planning of management of the Company are continued, taking into consideration the priorities set by Collexis regarding customers and business opportunities;

4.1.6 die Gesellschaft rechtlich und tatsächlich in die Lage versetzt wird, Mitarbeitern der Gesellschaft das Recht einzuräumen, von Collexis bis zu 300.000 Aktien an der Collexis im Nennbetrag von 0,001 US$ je Aktie zu einem Kaufpreis von 0,75 US$ zu erwerben.

4.1.6 the Company is legally and factually placed in a position to grant employees of the Company the right to acquire in accordance with the Collexis employee stock option plan up to 300,000 shares in Collexis at a par value of US$ 0.001 per share at a purchase price of US$ 0.75 from Collexis.

4.2 Gleichzeitig mit der Unterzeichnung dieses Vertrages wird Collexis die als Anlage 4.2 beigefügten Anstellungsverträge mit den Geschäftsführern schließen, nach welchen diese berechtigt werden, ein festes Jahresgehalt von 150.000,00 EUR zu beziehen und die Geschäftsführer (alle drei gemeinsam, jedoch verteilt pro rata) am Erfolg in Höhe von 3,0% des Umsatzes im Geschäftsbereich „Europe´s Life Science Business“ sowie in Höhe von 0,75% des Umsatzes der Collexis sowie der mit Collexis verbundenen Unternehmen beteiligt werden, wobei die Erfolgsbeteiligung je Geschäftsführer auf insgesamt 300.000,00 EUR beschränkt ist.	4.2 Upon and coincident with the signing of this Agreement, Collexis will enter into employment agreements attached hereto as Exhibit 4.2 with the Managing Directors, pursuant to which they are entitled to a fixed annual salary of EUR 150,000.00 and that the Managing Directors (all three in the aggregate, but divided pro rata) participate in the success of the turnover in the "Europe's Life Science Business" segment with 3.0% and of the turnover of Collexis and the companies affiliated to the latter with 0.75%, the participation in the success being limited to a total of EUR 300,000.00 per Managing Director.

4.3 Ferner wird Collexis mit den Geschäftsführern eine von diesem Vertrag unabhängige, als Anlage 4.3 beigefügte Aktienoptionsvereinbarung als Zusatz zum Anstellungsvertrag schließen, in welcher Collexis jedem Geschäftsführer das Recht gewährt, bis zu 1.000.000 Aktien vom Stammkapital von Collexis mit einem Nennwert von 0.001 US$ zu einem Preis von 0.75 US$ pro Aktie zu kaufen.	4.3 Further Collexis and the Managing Directors will enter into separate stock option agreements, attached hereto as Exhibit 4.3, as appendices to the Employment Agreements, pursuant to which Collexis will grant to each Managing Director the right to purchase up to 1,000,000 shares of Collexis common stock with a par value of US$ 0.001 at a price of US$ 0.75 per share.

4.4 Innerhalb von 60 Tagen nach Unterzeichnung dieser Vereinbarung wird Collexis durch seine Angestellten Christian Herzog, Mario Alfons Diwersy und Martin Schmidt das geistige Eigentum der Gesellschaft auf etwaige im geistigen Eigentum enthaltenen Erfindungen untersuchen und bestimmen, ob diese Erfindungen möglicherweise patentierbar sind oder nicht. Auf Anfrage von Collexis werden Christian Herzog, Mario Alfons Diwersy und Martin Schmidt innerhalb von 30 Tagen den Namen jeder Person benennen, die zu solch einer von Collexis ermittelten Erfindung der Gesellschaft beigetragen hat, darstellen, ob die Person ein Arbeitnehmer ist oder nicht und zu welchen Aspekten der Erfindung, die von Collexis als patentierbar identifiziert wurde, diese Person beigetragen hat sowie den entsprechenden Beitrag beschreiben.

4.4 Within 60 days following the signing of this Agreement, Collexis will examine the intellectual property of the Company through Collexis' Employees Mr Christian Herzog, Mr Mario Alfons Diwersy and Mr Martin Schmidt as to possible inventions contained in the intellectual property, and determine whether these inventions might be patentable or not. Within 30 days upon request by Collexis, Mr Christian Herzog, Mr Mario Alfons Diwersy and Mr Martin Schmidt will provide the name of each individual who has contributed to any such invention of the Company as so determined by Collexis, describe whether such individual is an employee or not, and to what aspects of such invention identified as patentable by Collexis such individual has contributed, and describe any such contribution.

5. Verschwiegenheitsverpflichtung	5. Confidentiality Obligation

Die Parteien verpflichten sich, über alle Geschäfts- und Betriebsgeheimnisse der jeweils anderen Vertragsseite Stillschweigen zu bewahren, insbesondere bezüglich aller Tatsachen, von denen sie während des Bestands des SyynX Options-Vertrages Kenntnis erlangt haben, nachdem die Option ausgelaufen ist.	The Parties undertake to continue to treat as confidential all business and trade secrets of the other that become known to it, including but not limited to any facts that they became aware of during the existence of the SyynX Option Agreement after the option right has expired.

6. Wettbewerbsverbot	6. Obligation not to compete

Solange die Geschäftsführer nach Abschnitt 12 des mit Collexis abgeschlossenen Anstellungsvertrages verpflichtet sind, Wettbewerb zu unterlassen, längstens jedoch für 3 Jahre nach Unterzeichnung diese Vertrages, darf keiner der Verkäufer, der weiteren Beteiligten Mario Alfons Diwersy und Martin Schmidt sowie keines der mit ihnen im Sinne von § 15 ff. des Aktiengesetzes (AktG) verbundenen Unternehmen (i) ein Unternehmen gründen, welches mit dem derzeit von der Gesellschaft geführten Geschäft in Wettbewerb steht oder (ii) einen Anteil von mehr als 10% (des Stammkapitals oder der Stimmrechte) an einem Unternehmen, das mit dem derzeit von der Gesellschaft betriebenen Geschäft in Wettbewerb steht, erwerben oder (iii) mit vergleichbarer Wirkung einen Stimmbindungsvertrag oder eine andere Vereinbarung schließen oder (iv) als Partner oder Geschäftsführer oder unabhängiger Berater eines Unternehmens oder einer anderen juristischen Person bezüglich des derzeit von der Gesellschaft betriebenen Geschäfts Wettbewerb machen, (v) jemanden, der bei Unterzeichnung des Vertrages oder innerhalb von 2 Jahren davor für die Gesellschaft gearbeitet hat, an- oder abwerben, oder (vi) jemanden an- bzw. abwerben, der bei Unterzeichnung des Vertrages oder innerhalb von zwei Jahren davor Kunde, Abnehmer oder Auftraggeber der Gesellschaft war. Der Aktienbesitz der SyynX WebSolutions GmbH an der eConsult AG ist ausdrücklich von den Verpflichtungen dieses Unterpunktes ausgenommen. Gleichzeitig genehmigen die Parteien, dass Herr Schmidt Mitglied des Aufsichtsrates der eConsult AG ist. Darüber hinaus willigen die Parteien klarstellend darin ein, dass Herr Schmidt und Herr Diwersy Geschäftsführer der SyynX Websolutions GmbH bleiben; das Wettbewerbsverbot gemäß dieser Vereinbarung soll davon jedoch unberührt bleiben.

As long as the Managing Directors are obligated not to compete under the Employment Agreement concluded with Collexis pursuant to Section 12 of such Agreement, and for a maximum period of three years after Signing of this Agreement, either of the Sellers, the further involved persons Mr Mario Alfons Diwersy and Mr Martin Schmidt and/or any of their affiliated companies within the meaning of Sec. 15 et seq. of the German Stock Corporation Act (Aktiengesetz) shall not (i) establish a business which competes with the business as presently conducted by the Company, or (ii) acquire an interest of more than 10% (equity or votes) in an enterprise which competes with the business as presently conducted by the Company, or (iii) to a corresponding effect, enter into a voting agreement or any other agreement, or (iv) engage in competition with the Business as presently conducted by the Company as a partner or managing director of, or independent consultant for, a company or other legal entity, (v) solicit any person who is, at that time, or who has been within two years before that time, employed with the Company at the signing of this Agreement, or (vi) solicit any person who is at the signing of this Agreement or who has been within two years before such signing a customer or client of the Company. SyynX WebSolutions GmbH's shareholding in eConsult AG shall be expressly excluded from the obligations under this Section. The Parties at the same time approve that Mr Schmidt is a member of the supervisory board (Aufsichtsrat) of eConsult AG. Moreover, for purposes of clarification, the Parties also agree to Mr. Schmidt and Mr. Diwersy remaining managing directors of SyynX WebSolutions GmbH; the obligations not to compete as provided for in this Agreement shall, however, remain unchanged.

7. Rechteübertragung	7. Transfer of Rights

7.1 Geistiges Eigentum	7.1 Intellectual Property

a) Jeder der Verkäufer und jeder der weiteren Beteiligten Mario Alfons Diwersy und Martin Schmidt überträgt hiermit an die Gesellschaft sämtliche der ihm zustehenden gewerblichen Schutz- und Urheberrechte (d.h. Patente, Gebrauchsmuster, Geschmacksmuster und Marken, Domains, Schutzrechtsanmeldungen, urheber- und/oder leistungsschutzrechtliche Nutzungsrechte und sonstige immaterielle Vermögensgegenstände), die aufgrund von Arbeitsleistungen für die Gesellschaft oder in Verbindung mit dem Geschäft der Gesellschaft entstanden sind, exklusiv sowie inhaltlich, örtlich und zeitlich unbeschränkt und bezogen auf sämtliche Nutzungsarten. In Bezug auf urheber- und/oder leistungsschutzrechtliche Nutzungsrechte ist eine Übertragung gemäß § 34 UrhG vereinbart. Insbesondere werden folgende Nutzungsrechte zeitlich und örtlich unbeschränkt übertragen: (i) Das Bearbeitungs- und Umgestaltungsrecht, d.h. das Recht, die Arbeitsergebnisse abzuändern, zu übersetzen, sowohl in eine andere Sprache als auch durch Kompilieren, zu bearbeiten, auch zu erweitern oder andere Umgestaltungen vorzunehmen sowie das Recht, das abgeänderte, übersetzte, bearbeitete oder umgestaltete Arbeitsergebnis genauso zu nutzen wie das Original selbst; (ii) das Vervielfältigungsrecht, d.h. das Recht, die Arbeitsergebnisse ganz oder teilweise, dauerhaft oder vorübergehend auf einem beliebigen Medium zu speichern, zu laden, auszudrucken, anzuzeigen, ablaufen zu lassen, zu übertragen oder auf andere Art und Weise zu vervielfältigen; (iii) das Verbreitungsrecht, d.h. das Recht, die Arbeitsergebnisse ganz oder teilweise, dauerhaft oder vorübergehend zu veröffentlichen, in körperlicher Form oder über Datennetze und alle anderen Möglichkeiten der Datenkommunikation zu verbreiten, zum Abruf durch Nutzer zur Verfügung zu stellen und/oder zum Betrieb von Computern oder anderen informationsverarbeitenden Geräten zu nutzen.

a) Each of the Sellers and each of the further involved persons Mr Mario Alfons Diwersy and Mr Martin Schmidt transfers and assigns to the Company herewith any and all of its intellectual property rights (i.e. patents, utility models, registered designs, trade marks, domains, applications of intellectual property rights, copyright-exploitation rights and all other intellectual property rights) arising from work performed for or in connection with the business of the Company on an exclusive basis and without any restriction as to time, place and content as well as for all means of exploitation. With regard to copy right exploitation rights a transfer and assignment according to sec. 34 UrhG (German Copy Right Act) is agreed. Particularly, the following rights are transferred and assigned, without any restriction as to time and place: (i) the right to edit and adapt, i.e. the right to change, translate (in another language), to adapt by compiling, to extend or make other changes as well as the right to use the changed, translated, edited or otherwise adapted work results in the same way as the original; (ii) the right to duplicate, i.e. the right to save the work results in whole or in part permanently or only temporarily on any kind of medium, to load, print, run, transfer or otherwise duplicate the work results; and (iii) the right to distribute, i.e. the right to publish the work results in whole or in parts, permanently or temporarily, physically or through data networks or other ways of data communication such as load up by users or through computers or other products of information technology.

b) Die geistigen Eigentumsrechte gemäß vorstehendem Buchstabe a) beziehen sich auch auf sämtliche von den Verkäufern und den weiteren Beteiligten geschaffenen Arbeitsergebnisse die aufgrund von Arbeit für die Gesellschaft oder in Verbindung mit dem Geschäft der Gesellschaft entstanden sind, soweit sie schutzfähig und übertragbar sind. Zu solchen Arbeitsergebnissen gehören insbesondere die durch die Verkäufer und/oder weiteren Beteiligten geschaffenen Computerprogramme oder Teile davon, unabhängig von ihrer Ausdrucksform, einschließlich Bearbeitungen oder Weiterentwicklungen solcher Programme; ferner Datensammlungen (Datenbanken), Entwurfsmaterial für Computerprogramme und Datensammlungen, bei deren Entwicklung entstandene Ideen, Erfindungen, Algorithmen, Verfahren, Spezifikationen und Berichte sowie Dokumentations- und Schulungsmaterial über die Anwendung und Wartung (Pflege) von Computerprogrammen und Datenbanken.
b) The intellectual property rights according to lit. a) above also refer to all work results of the Sellers and the further involved persons, as far as these are capable of being protected and transferable, arising from work performed for or in connection with the business of the Company. Such work results are particularly computer programs or parts thereof, developed by the Sellers and/or the further involved persons, including any changes or developments of such programs, further data banks, draft material for computer programs and data banks, ideas, inventions, algorithm, techniques, specifications, reports, documentation and educational material on the application and maintenance of the computer programs and data banks.

c) Jeder Verkäufer und jeder der weiteren Beteiligten Mario Alfons Diwersy und Martin Schmidt überträgt der Gesellschaft hiermit ebenfalls das ihm zustehende sonstige Know-how (Erfindungen, technisches Erfahrungsgut, Geschäfts- und Betriebsgeheimnisse, Verfahren, Formeln und sonstige immaterielle Gegenstände), sofern übertragbar und soweit nicht von den Gewerblichen Schutzrechten gemäß Buchstabe a) umfasst, das aufgrund von Arbeit für die Gesellschaft oder in Verbindung mit dem Geschäft der Gesellschaft entstanden ist.

c) The Sellers and each of the further involved persons Mr Mario Alfons Diwersy and Mr Martin Schmidt hereby also transfer to the Company their other know-how (inventions, technical experiences, trade secrets, procedures, formulae and all other intangible assets) as far as this is transferable that is not covered by the intellectual property rights according to lit. a) above, arising from work performed for or in connection with the business of the Company.

d) Jeder der Verkäufer und jeder der weiteren Beteiligten Mario Alfons Diwersy und Martin Schmidt übereignet und übergibt der Gesellschaft schließlich sämtliche der bei ihm vorhandenen Unterlagen zu den geistigen Eigentumsrechten gemäß Buchstabe a) sowie dem Know-how gemäß Buchstabe c) (wie z. B. Anmelde- und Eintragungsunterlagen, schriftliche Beschreibungen, Musterzeichnungen, Pläne), einschließlich der entsprechenden Quellcodes.	d) Each Seller and each of the further involved persons Mr Mario Alfons Diwersy and Mr Martin Schmidt transfers and hands over to the Company their documents concerning the Intellectual Property Rights according to lit. a) above and the know-how according to lit. c) above (such as documents with regard to the application and registration of rights, written specifications, designs, formulae), including the respective source codes.

e) Die Gesellschaft nimmt wirksam mit Abtretung der Geschäftsanteile die erfolgenden Übertragungen bzw. Übereignung der geistigen Eigentumsrechte gemäß Buchstabe a), des Know-How gemäß Buchstabe c) und der Unterlagen gemäß Buchstabe d) (nachfolgend einheitlich: „Geistiges Eigentum“) an.	e) The Company accepts the transfer and assignment of intellectual property rights according to lit. a), know-how according to lit. c) and documents according to lit. d) (subsequently jointly: “Intellectual Property”) with effect as of the valid assignment of the Shares.

f) Die Gesellschaft ist berechtigt, das Geistige Eigentum ohne Einholung einer Zustimmung der Verkäufer und/oder weiterer Beteiligter zusammen mit anderen auszuüben und/oder das Geistige Eigentum ganz oder teilweise auf andere zu übertragen oder diesen Nutzungsrechte einzuräumen.	f) The Company has the right to use the Intellectual Property together with others and/or to assign and transfer and/or sublicense the Intellectual Property to third parties, without the precondition to ask for the consent of the Sellers and the further involved persons.

g) Die Verkäufer und weiteren Beteiligten erkennen an, dass eine Verpflichtung zur Urhebernennung nicht besteht. Die Gesellschaft ist berechtigt, aber nicht verpflichtet, das geistige Eigentum mit eigenem ©-Vermerk zu kennzeichnen und gegen Urheberbehauptungen und/oder Urheberrechtsverletzung Dritter im eigenen Namen und auf eigene Rechnung vorzugehen. Eine Verpflichtung der Gesellschaft, das geistige Eigentum zu nutzen und/oder den Verkäufern und/oder weiteren Beteiligten zugänglich zu machen, besteht nicht.

g) The Sellers and the further involved persons agree that there is no obligation of the Company to name the Sellers and the further involved persons as author(s). The Company is entitled but not obliged to label the Intellectual Property with the ©-sign and to take action in its own name and at its own costs against any copy right assumption and/or infringement by a third party. There is no obligation of the Company to use the Intellectual Property and/or to open it up to the Sellers and/or the further involved persons.

7.2 Mitwirkungspflichten	7.2 Obligation to co-operate

a) Soweit für die vorstehend erwähnte Übertragung des geistigen Eigentums Erklärungen der Verkäufer und/oder der weiteren Beteiligten in gesonderter Form (wie z.B. Erklärungen auf amtlichen Vordrucken, Umschreibungsbewilligungen) erforderlich sein sollten, werden die Verkäufer und die weiteren Beteiligten auf Anforderung von Collexis und/oder der Gesellschaft die entsprechenden Handlungen unverzüglich vornehmen.	a) As far as it is necessary for the transfer of the Intellectual Property that the Sellers and/or the further involved persons make statements in a separate form (such as statements on official forms or allowances of transcription), the Sellers and the further involved persons will, after request of Collexis and/or the Company, undertake such necessary action.

b) Soweit für die vorstehend erwähnte Übertragung des Geistigen Eigentums Erklärungen Dritter erforderlich sein sollten, werden sich die Verkäufer und die weiteren Beteiligten auf Anforderung von Collexis und/oder der Gesellschaft und gemeinsam mit Collexis nach besten Kräften darum bemühen, solche Erklärungen herbeizuführen.	b) As far as it is necessary for the transfer of Intellectual Property to receive third parties’ statements, the Sellers and the further involved persons will, after request of Collexis and/or the Company and together with Collexis, use its best efforts to achieve such declarations.

c) Die Verkäufer und weiteren Beteiligten sind verpflichtet, Collexis, deren Gesellschafter und Rechtsnachfolger oder Drittberechtigte auf Wunsch, insbesondere bei gerichtlicher oder außergerichtlicher Geltendmachung des Geistigen Eigentums durch Rat und Tat zu unterstützen, insbesondere die notwendigen Auskünfte und Erklärungen zu erteilen, notwendige Originaldokumente, insbesondere zum Nachweis der Rechteübertragungskette zur Verfügung zu stellen und, wenn erforderlich, notwendig werdende Abtretungen von Rechten an Collexis oder Drittberechtigte vorzunehmen oder zu veranlassen.

c) The Sellers and the further involved persons are obliged to assist Collexis, its shareholders, legal successors or other rights holders upon request, particularly with regard to the enforcement of the Intellectual Property in and out of the courts and to give the necessary information and declarations, to provide for original documents, i.e. in order to prove the chain of title, and to provide for the assignment of rights where necessary.

7.3 Umfirmierung	7.3 Change in Company Name

Die Verkäufer verpflichten sich, spätestens mit Wirkung zum 31. Dezember 2007 umzufirmieren und das Zeichen „SYYNX“ und/oder sonstige der Gesellschaft gehörende Zeichen weder als Bestandteil ihrer Firma noch im Geschäftsverkehr zu nutzen oder nutzen zu lassen.	The Sellers are obliged to change its company name the latest until 31 December 2007 and not to use the sign “SYYNX” and/or other signs of the Company as part of its company name or in business.

8. Kosten	8. Costs

a) Die Kosten der Beurkundung dieses Vertrages werden von den Verkäufern und Collexis zu gleichen Teilen getragen. Die Verkäufer tragen untereinander die auf sie entfallenden Kosten in dem Verhältnis, in dem ihre Geschäftsanteile zueinander stehen. Darüber hinaus trägt jede Partei ihre eigenen Kosten selbst.	a) The costs of notarization of this Agreement shall be shared by the Sellers and Collexis equally. The Sellers shall bear the costs for which they are liable in a way which is pro rated to their respective business interests. Beyond this, each Party shall bear its own costs.

b) Weiterhin soll Collexis die Kosten tragen, die aus der Übertragung des geistigen Eigentums entstehen (wie bspw. die offiziellen Gebühren); die eigenen Kosten, die im Rahmen der Erfüllung ihrer Mitwirkungspflichten (Abschnitt 7.2. oben) anfallen, trägt jede Partei selbst.	b) Furthermore, Collexis shall bear the costs that arise of the transfer of the Intellectual Property (such as official fees), whereas each Party shall bear its own costs in relation to the obligation to co-operate (sec. 7.2 above).

c) Die Verkäufer sowie die weiteren Beteiligten Herren Mario Alfons Diwersy und Martin Schmidt verpflichten sich, die Gesellschaft freizustellen und schadlos zu halten von allen Ansprüchen auf Zahlung einer angemessenen Vergütung für die Einräumung/Übertragung der Rechte gemäß Ziffer 7.1 lit. a) bis c).

c) The Sellers as well as the further involved persons Mr Mario Alfons Diwersy and Mr Martin Schmidt shall indemnify and hold harmless the Company from any claims to adequate compensations of the Sellers or the further involved persons Mr Mario Alfons Diwersy or Mr Martin Schmidt resulting from the transfer of intellectual property rights pursuant to Section 7.1 lit. a) to c) of this Agreement.

9. Geltendes Recht	9. Governing law

Diese Vereinbarung unterliegt deutschem Recht und wird in Übereinstimmung mit diesem ausgelegt. Gerichtsstand ist Köln.	This Agreement shall be governed by and construed in accordance with German Law. The local jurisdiction is Cologne.

10. Sonstiges	10. Miscellaneous

Alle Vereinbarungen betreffend das Vertragsverhältnis zwischen den Parteien und den mit ihnen verbundenen Unternehmen sind schriftlich zu treffen. Dieses Erfordernis gilt auch für Vereinbarungen über die Schriftform. Sämtliche gesetzlichen Vorschriften hinsichtlich der Notwendigkeit der notariellen Beurkundung von Verträgen bleiben unberührt.

All agreements concerning the contractual relationship between the Parties and their affiliated companies shall be concluded in writing. This requirement also applies to agreements concerning the written form. All legal obligations requiring agreements to be recorded by a notary public remain unaffected.

Sollte eine einzelne Bestimmung unwirksam sein oder die Vereinbarung eine Lücke aufweisen, bleiben alle übrigen Bestimmungen wirksam. Die unwirksame Bestimmung wird durch eine wirksame Regelung ersetzt, die dem Sinn der zu ersetzenden Bestimmung gleicht. Im Falle einer Vertragslücke gilt, dass die Vereinbarung Bestimmungen enthält, die dem Zweck der Vereinbarung entsprechen.	In the case that any provision is invalid or that anything has been omitted from the Agreement, all other provisions shall still remain valid. The invalid provision shall be replaced by a valid provision with the same meaning. If anything has been omitted, the Agreement is considered to include provisions in accordance with the purpose of the Agreement.

Im Zweifel hat die deutschsprachige Fassung dieses Vertrages Vorrang.	In case of doubt, the German version of this Agreement shall prevail.

Liste der Anlagen		List of Exhibits

Anlage 0	Aufhebungs- und Abtretungsvertrag	Exhibit 0	Cancellation and Assignment Agreement
Anlage 3.1	“Kenntnisträger”	Exhibit 3.1	“Knowledge - persons”
Anlage 3.1.5	Abschlüsse 2004 bis 2006, Stichtagsbilanz zum 30.06.2007, Überleitung HGB/US-GAAP	Exhibit 3.1.5	Financial Statements 2004 - 2006, Interim Financial Statements as per 30. June 2007, Reconciliation HGB/US-GAAP
Anlage 3.1.11	Softwareprodukte	Exhibit 3.1.11	Software Products
Anlage 3.1.11 (b)	Geistiges Eigentum	Exhibit 3.1.11 (b)	Intellectual Property
Anlage 3.1.11 (d)	Related Software	Exhibit 3.1.11 (d)	Related Software
Anlage 3.1.11 (e)	Liste der Freelancer	Exhibit 3.1.11 (e)	List of Freelancers
Anlage 3.1.12	Liste der Verträge / Dokumente	Exhibit 3.1.12	List of Contracts / Documents
Anlage 4.2	Anstellungsverträge	Exhibit 4.2	Employment Agreements
Anlage 4.3	Aktienoptionsvereinbarungen	Exhibit 4.3	Stock Option Agreements

Diese Niederschrift und die Anlage wurden den Erschienenen von dem Notar vorgelesen, von diesen in Gegenwart des Notars genehmigt und eigenhändig unterschrieben wie folgt:
The above record and the attached Exhibit were read aloud to the persons appearing, were submitted to them for inspection, were approved by them and were personally signed by them and by the notary as follows:

/s/ Mario Diwersy

/s/ Christian Herzog

/s/ Wolfgang König

/s/ Jürgen Kallrath, Notary